Exhibit 99(d)(6)

UNDERWRITING AGREEMENT

January 17, 2012

Amaya Gaming Group Inc.

7600 TransCanada Hwy

Pointe-Claire, QC H9R 1C8

Attention:	Mr. David Baazov, President and Chief Executive Officer

Dear Sirs:

Canaccord Genuity Corp. (“Canaccord Genuity”), as lead underwriter, together with a syndicate including Desjardins Securities Inc. and Union Securities Ltd. (collectively, the “Underwriters”), understands that Amaya Gaming Group Inc. (“Amaya” or the “Corporation”) proposes to issue and sell to the Underwriters 25,000 special warrants of the Corporation (the “Special Warrants”) at a price of $1,000 per Special Warrant (the “Issue Price”) for aggregate gross proceeds of $25,000,000. Each Special Warrant shall be issued under the Special Warrant Indenture (as defined herein) and shall entitle the holder thereof to receive, without the payment of additional consideration, one unit of the Corporation (a “Unit”), being comprised of one Convertible Debenture (as defined herein) and 50 common share purchase warrants of the Corporation (each, a “Warrant”), upon deemed exercise on the earlier of, only in the event the Release Event (as defined herein) has occurred: (i) the third Business Day (as defined herein) following the Qualification Date (as defined herein); and (ii) the Qualification Deadline (as defined herein).

The Convertible Debentures shall be issued under the Convertible Debenture Indenture (as defined herein) and shall have a coupon rate of 10.5% per annum, payable semi-annually in arrears on April 30 and October 31 in each year, commencing October 31, 2012. The first payment will include a payment equivalent to the 10.5% per annum accrued from the Closing Date (as defined herein) to the Release Event, plus accrued interest from and including the date of the Release Event to but excluding October 31, 2012. Interest payments will be satisfied through cash payment. The Convertible Debentures will be redeemable for cash, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at the Corporation’s sole option on not more than 60 days’ and not less than 30 days’ prior notice, provided that the weighted average trading price of the common shares of the Corporation (the “Common Shares”) on the TSX Venture Exchange (the “TSXV”) and/or the Toronto Stock Exchange (the “TSX”), as applicable, for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 150% of the Conversion Price (as defined herein). The Convertible Debentures will be convertible at the holder’s option into Common Shares (the “Convertible Debenture Shares”) at any time prior to April 30, 2014 (the “Maturity Date”) at a conversion price (the “Conversion Price”) of $3.25 per Convertible Debenture Share, being the ratio of approximately 308 Convertible Debenture Shares per $1,000 principal amount of Convertible Debentures.

Each Warrant shall be issued under the Warrant Indenture (as defined herein) and shall be exercisable for one Common Share (a “Warrant Share”) at a price of $3.00 per share until April 30, 2015 (the “Expiry Date”).

The Corporation shall file a Final Prospectus (as defined herein) within 80 days following the Closing Date. In the event the Qualification Date has not occurred on or before March 31, 2012 (the “Penalty Date”), each Special Warrant will thereafter entitle the holder to receive upon the deemed exercise thereof, at no additional consideration, 1.1 Convertible Debentures (instead of one Convertible Debenture) and 55 Warrants (instead of 50 Warrants) (the additional 0.1 Convertible Debenture and 5 Warrants are collectively referred to herein as the “Penalty Securities”). The Corporation shall continue to be obligated to obtain the Final Receipt (as defined herein) as soon as possible following the Penalty Date.

If the Release Event occurs following the Qualification Date, the deemed exercise of the Special Warrants shall occur at 4:59 p.m. (Toronto time) on the third Business Day following the Release Event. For greater certainty, the Special Warrants shall not be deemed exercised prior to the Release Event occurring, regardless of whether the Qualified Securities have become qualified under the Final Prospectus or have become free trading as a result of the expiration of the statutory hold period.

In the event that the Release Event does not occur on or before the Release Deadline (as defined herein), the Corporation shall forthwith deliver a notice to the Agent (as defined herein) on behalf of each of the Special Warrant holders and the Agent shall return, within three Business Days, to each such holder the applicable subscription amount, plus any interest earned thereon, less applicable withholding taxes, if any, and the Special Warrants shall be cancelled. The Corporation shall be responsible for any short fall in the aggregate subscription amount payable to Special Warrant holders.

Upon and subject to the terms and conditions set forth herein, the Underwriters severally, in respect of the percentages set forth in section 17 of this Agreement (as defined herein), and not jointly, agree to purchase from the Corporation, and by its acceptance hereof, the Corporation agrees to sell to the Underwriters the Special Warrants on the Closing Date.

In addition, the Corporation hereby grants to the Underwriters an option (the “Over-Allotment Option”), which may be exercised, in whole or in part, in the Underwriters’ sole discretion and without obligation, entitling the Underwriters to acquire from the Corporation, at any time for a period of 30 days from the date hereof, on and subject to the terms contained herein, up to an additional 3,750 Special Warrants (the “Additional Special Warrants”) at the Issue Price for the purpose of covering the Underwriters’ over-allocation position, if any, made in connection with the Offering and for market stabilization purposes. If and to the extent that Canaccord Genuity shall have determined to exercise, on behalf of the Underwriters, the Over-Allotment Option, the Underwriters shall have the right to purchase, severally and not jointly, the Additional Special Warrants from the Corporation on the same basis as the Special Warrants. If

Canaccord Genuity, on behalf of the Underwriters, elects to exercise such Over-Allotment Option, Canaccord Genuity shall notify the Corporation in writing not later than 48 hours prior to the Over-Allotment Closing Date (as defined herein), which notice shall specify the number of Additional Special Warrants to be purchased by the Underwriters and the Over-Allotment Closing Date. If any Additional Special Warrants are purchased, each Underwriter agrees, severally and not jointly, to purchase the percentage of such Additional Special Warrants (subject to such adjustments to eliminate fractional Special Warrants as Canaccord Genuity may determine) equal to the percentage set out opposite the name of such Underwriter in section 17 of this Agreement. Unless otherwise specifically referenced or unless the context otherwise requires, all references to “Special Warrants” herein shall include the Additional Special Warrants and references to “Units”, “Convertible Debentures”, “Convertible Debenture Shares”, “Warrants”, “Warrant Shares”, “Qualified Securities” and “Underlying Securities” include such securities issued pursuant to the exercise of the Over-Allotment Option.

The Special Warrants will be offered to Purchasers (as defined herein) resident in the provinces of British Columbia, Alberta, Ontario and Québec, and such other provinces as may be agreed upon between Canaccord Genuity and the Corporation (the “Qualifying Provinces”), the United States (as defined herein) and certain jurisdictions outside of Canada and the United States on a private placement basis pursuant to exemptions from the prospectus requirements of applicable Securities Laws (as defined herein) and equivalent requirements of securities laws applicable in those jurisdictions outside Canada where the Special Warrants may be offered for sale.

The Underwriters shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purposes of arranging for purchases of the Special Warrants. The Underwriters shall ensure that any investment dealer (a “Selling Firm”) who is a member of any soliciting dealer group formed by the Underwriters pursuant to the provisions of this Agreement or with whom any Underwriter has a contractual relationship with respect to the Offering (as defined herein), if any, agrees with such Underwriter to comply with the covenants and obligations given by the Underwriters herein.

The parties acknowledge further that the Special Warrants and the Underlying Securities (as defined herein) have not been and will not be registered under the U.S. Securities Act (as defined herein) or under applicable state securities laws. Accordingly, the Corporation and each of the Underwriters agree that any offers or sales of the Special Warrants shall be conducted only in the manner specified in Schedule “A” hereof. Any sales of Special Warrants in the United States or to U.S. Persons (as defined herein) shall be made directly by the Corporation to persons in the United States or to U.S. Persons purchasing as substituted purchasers, and the Underwriters shall act in the capacity as placement agents for such sales. All actions to be undertaken by the Underwriters in the United States and to U.S. Persons in connection with the matters contemplated herein shall be undertaken through one or more of the U.S. Affiliates (as defined herein).

To the extent that substituted purchasers purchase Special Warrants at the Closing Time, the number of Special Warrants purchased by the Underwriters will be reduced by the number of Special Warrants purchased from the Corporation by such substituted purchasers. Any reference in this Agreement to “the Purchasers” shall be taken to be a reference to the Underwriters, as the initial committed purchasers, and to the substituted purchasers, if any.

In consideration of the Underwriters’ services to be rendered in connection with the Offering, including the agreement of the Underwriters to: (a) purchase the Special Warrants and to offer them to substituted purchasers in the Qualifying Provinces; (b) arrange for substituted purchasers; or (c) act as placement agent for the Special Warrants in the United States and to U.S. Persons and other offshore jurisdictions, as applicable, the Corporation shall pay to the Underwriters a cash commission (the “Commission”) equal to 4.5% of the gross proceeds realized by the Corporation in respect of the sale of the Special Warrants (including, for greater certainty, any Additional Special Warrants issued and sold by the Corporation on exercise of the Over-Allotment Option), which will be paid by the Corporation as to 50% at Closing (as defined herein) with the remaining 50% deposited into escrow as part of the Escrowed Proceeds (as defined herein) at Closing.

DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

“Acquisition” means the acquisition by the Corporation of a more than 50% controlling interest in the voting securities of CryptoLogic;

“Additional Special Warrants” has the meaning ascribed thereto in the eighth paragraph of the recitals to this Agreement;

“affiliate”, “associate”, “distribution”, “material change”, “material fact” and “misrepresentation” have the respective meanings ascribed thereto in the Securities Act (Ontario);

“Agent” means Computershare Trust Company of Canada, as agent for the Special Warrants and Escrowed Proceeds, the Convertible Debentures and the Warrants, under the terms of each applicable indenture;

“Agreement” means this underwriting agreement, including all schedules attached hereto;

“Amaya” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement;

“Audited Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the financial years ended December 31, 2010 and 2009;

“Best of the Corporation’s Knowledge” means to the best of the knowledge of the senior officers of the Corporation after due inquiry;

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Toronto, Ontario or Montreal, Québec are not open for business;

“Canaccord Genuity” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Canadian GAAP” means Canadian generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants or a successor entity, as amended from time to time;

“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Qualifying Provinces and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the Canadian Securities Regulators;

“Canadian Securities Regulators” means, collectively, the applicable securities commission or securities regulatory authority in each of the Qualifying Provinces;

“Claim” or “Claims” has the meaning ascribed thereto in section 13;

“Closing” means the completion of the issue and sale by the Corporation and the purchase by the Underwriters of the Special Warrants on the Closing Date, as contemplated by this Agreement;

“Closing Date” means January 17, 2012 or such other date or dates as the Corporation and Canaccord Genuity (on behalf of the Underwriters) may agree in writing;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or on each Over-Allotment Closing Date, or such other time on the Closing Date or the Over-Allotment Closing Date, as the Corporation and Canaccord Genuity (on behalf of the Underwriters) may agree in writing;

“Commission” has the meaning ascribed thereto on the thirteenth paragraph of the recitals to this Agreement;

“Common Shares” has the meaning ascribed thereto in the second paragraph of the recitals to this Agreement;

“Control” has the meaning given to it under the Canada Business Corporations Act;

“Conversion Price” has the meaning ascribed thereto in the second paragraph of this Agreement;

“Convertible Debenture” means each $1,000 par value of convertible unsecured subordinated debenture of the Corporation;

“Convertible Debenture Indenture” means the convertible debenture indenture dated January 17, 2012 between the Corporation and Computershare Trust Company of Canada governing the Convertible Debentures;

“Convertible Debenture Shares” has the meaning ascribed thereto in the second paragraph of the recitals to this Agreement;

“Corporation” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Corporation’s Auditors” means such firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

“Corporation’s Information Record” means all information contained in any press release, material change report (excluding any confidential material change report), financial statements, information circulars, annual information forms, prospectuses or other document of the Corporation which has been publicly filed by, or on behalf of, the Corporation pursuant to Canadian Securities Laws or otherwise by or on behalf of the Corporation;

“CryptoLogic” means CryptoLogic Limited;

“Debt Instrument” means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money, to which the Corporation or its Subsidiaries is a party or by which any of their property or assets are bound;

“Documents Incorporated by Reference” means all financial statements, management’s discussion and analysis of results of operations, financial condition and cash flows, management information circulars, annual information forms, material change reports or other documents issued by the Corporation, whether before or after the date of this Agreement, that are required to be incorporated by reference into the Prospectus and/or any Supplementary Material, as applicable;

“Environmental Laws” has the meaning ascribed thereto in subsection 5(ww);

“Escrowed Proceeds” means the gross proceeds of the Offering, less an amount equal to the Underwriters’ expenses payable by the Corporation to the Underwriters in accordance with section 15 of this Agreement and 50% of the Commission;

“Expiry Date” has the meaning ascribed thereto in the third paragraph of this Agreement;

“Final Prospectus” means the final short form prospectus, including all of the Documents Incorporated by Reference, to be prepared by the Corporation after the Closing Date relating to the distribution of the Qualified Securities and for which a Final Receipt will be issued;

“Final Receipt” means a receipt for the Final Prospectus issued by the Autorité des marchés financiers, as principal regulator, on its own behalf and on behalf of each of the other Canadian Securities Regulators in the Qualifying Provinces;

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and any stock exchange or self-regulatory authority and, for greater certainty, includes the Securities Regulators;

“IFRS” means the International Financial Reporting Standards as adopted by the Canadian Institute of Chartered Accountants or a successor entity, as amended from time to time;

“Indemnified Party” or “Indemnified Parties” has the meaning ascribed thereto in section 13;

“Intellectual Property” means, collectively, all intellectual property rights of the Corporation which pertain to the business of the Corporation as it is currently conducted of whatsoever nature, kind or description including all: (i) patent rights; (ii) trade-marks, trade-mark registrations, trade-mark applications, rights under registered user agreements, trade names and other trade-mark rights; (iii) copyrights and applications therefor, including all computer software and rights related thereto; (iv) trade secrets and proprietary and confidential information; (v) industrial designs and registrations thereof and applications therefor; (vi) renewals, modifications, developments and extensions of any of the items listed in clauses (i) through (v) above; and (vii) patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures, and all licences, agreements and other contracts and commitments relating to any of the foregoing, including the Intellectual Property rights listed in Schedule “B” to this Agreement;

“Issue Price” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement;

“Listing Conditions” has the meaning ascribed thereto in subsection 3(a)(iv);

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that (a) is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the Corporation and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, or (b) is, or may be, of such a nature as to render any of the Offering Documents untrue or misleading in any material respect or that would result in any misrepresentation in any of the Offering Documents, or that would result in the Final Prospectus or any Supplementary Material not complying (to the extent that such compliance is required) with Canadian Securities Laws or that would reasonably be expected to have a significant effect on the market price or value of the Special Warrants or the consummation of the Offering;

“Material Agreement” means any material contract, commitment, agreement (written or oral), joint venture instrument, lease or other document, including a license agreement to which the Corporation or its Subsidiaries is a party or by which any of their property or assets are bound;

“Material Subsidiaries” means Amaya Inc., Amaya Uganda Ltd., Amaya Dominicana SRL, Amaya Group SRL, Amaya Gaming Group (Kenya) Ltd., Amaya Armenia LLC, Amaya (Alberta) Inc., Amaya (Holding) Limited, Amaya (Malta) Limited, Amaya (International) Ltd., Amaya (Services) Ltd., Amaya (Alderney) Limited and Amaya (Guernsey) Limited, each a wholly-owned subsidiary of the Corporation;

“Maturity Date” has the meaning ascribed thereto in the second paragraph of the recitals to this Agreement;

“NI 45-102” means National Instrument 45-102 – Resale of Securities adopted by the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators;

“notice” has the meaning ascribed thereto in section 19;

“NP 11-202” means National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions adopted by the Canadian Securities Administrators;

“Offering” means the issuance and sale of the Special Warrants including, if applicable, the Additional Special Warrants issued on the exercise of the Over-Allotment Option pursuant to this Agreement;

“Offering Documents” has the meaning ascribed thereto in subsection 4(a)(iii);

“Offer to Purchase” means the offer to purchase to accompany the Corporation’s take-over bid circular to be provided to the securityholders of CryptoLogic, together with all related documentation, in connection with the Acquisition;

“Over-Allotment Closing Date” means the closing of the issuance and sale of the Additional Special Warrants pursuant to the Over-Allotment Option;

“Over-Allotment Option” has the meaning ascribed thereto in the eighth paragraph of the recitals to this Agreement;

“Penalty Date” has the meaning ascribed thereto in the fourth paragraph of the recitals to this Agreement;

“Penalty Securities” has the meaning ascribed thereto in the fourth paragraph of the recitals to this Agreement;

“person” shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity;

“Preliminary Prospectus” means the preliminary short form prospectus, including all of the Documents Incorporated by Reference, to be prepared by the Corporation after the Closing Date relating to the qualification for distribution of the Qualified Securities for which a receipt will be issued by the Autorité des marchés financiers, as principal regulator, on its own behalf and on behalf of each of the other Canadian Securities Regulators;

“Proceedings” has the meaning ascribed thereto in section 26 of this Agreement;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any amendments thereto;

“Purchasers” means the persons who, as purchasers, acquire the Special Warrants by duly completing, executing and delivering Subscription Agreements and any other required documentation and permitted assignees or transferees of such persons from time to time;

“Qualification Date” means 4:59 p.m. (Montreal time) on the date on which the Final Receipt is issued, or deemed to be issued, for the Final Prospectus by the last of the securities commissions or comparable regulatory authorities in the Qualifying Provinces;

“Qualification Deadline” means the date which is four months and one day following the Closing Date;

“Qualified Securities” means the Units, being comprised of the Convertible Debentures and the Warrants, issuable upon deemed exercise of the Special Warrants, the Penalty Securities, if applicable, and, for greater certainty, any Units issuable upon deemed exercise of the Additional Special Warrants;

“Qualifying Provinces” means those provinces of Canada in which the Special Warrants are sold;

“Release Conditions” means (i) the satisfaction or waiver of all conditions to the completion of the Acquisition by the Corporation, on terms previously disclosed to or otherwise reasonably acceptable to Canaccord Genuity; and (ii) the delivery by the Corporation and Canaccord Genuity to the Agent of a joint notice confirming that (i) has been satisfied or waived;

“Release Deadline” means 5:00 p.m. (Toronto time) on April 30, 2012, provided that if such date is not a Business Day, it shall mean the next Business Day immediately following such date, which deadline may be extended for an additional 30 days with the consent of Canaccord Genuity;

“Release Event” means the satisfaction of the Release Conditions prior to the Release Deadline;

“Securities Laws” means, unless the context otherwise requires, the applicable securities laws of the Qualifying Provinces, the regulations, rules, published fee schedules, prescribed forms, rulings and orders made thereunder, the policy statements issued by and the other regulatory instruments of the Canadian Securities Regulators and the securities legislation and published policies of the other Selling Jurisdictions which are applicable to the sale of the Special Warrants on the terms and conditions set out in this Agreement;

“Securities Regulators” means, collectively, the TSXV and the securities commissions or other securities regulatory authorities in the Selling Jurisdictions;

“Selling Firm” has the meaning ascribed thereto in the tenth paragraph of this Agreement;

“Selling Jurisdictions” means, collectively, the Qualifying Provinces, the United States and such other jurisdictions outside of Canada and the United States as the Underwriters and the Corporation may agree;

“Special Warrant Indenture” means the special warrant indenture dated January 17, 2012 among the Corporation, Canaccord Genuity and the Agent governing the Special Warrants and the Escrowed Proceeds;

“Special Warrants” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement;

“Subscription Agreements” means, collectively, the subscription agreements in respect of the Special Warrants in the forms agreed upon by the Underwriters and the Corporation, pursuant to which each of the Purchasers agree to subscribe for and purchase the Special Warrants and shall include, for greater certainty, all schedules thereto;

“Subsidiaries” means Amaya Inc., Amaya Uganda Ltd., Amaya Dominicana SRL, Amaya Group SRL, Amaya Gaming Group (Kenya) Ltd., Amaya Armenia LLC, Amaya

(Alberta) Inc., Amaya (Holding) Limited, Amaya (Malta) Limited, Amaya (International) Ltd., Amaya (Services) Ltd., Amaya (Alderney) Limited, Amaya (Guernsey) Limited, Elite Club Management N.V., Elite Club Management PTE Limited, each a wholly-owned subsidiary of the Corporation, and Petakan Lotto CJSC, a subsidiary held 50% by the Corporation and 50% by the Republic of Armenia;

“Supplementary Material” means, collectively, any amendment to the Prospectus, any amendment or supplemental prospectus or ancillary materials that may be filed by or on behalf of the Corporation under Canadian Securities Laws relating to the distribution of the Qualified Securities thereunder;

“TSX” has the meaning ascribed thereto in the second paragraph of this Agreement;

“TSXV” has the meaning ascribed thereto in the second paragraph of this Agreement;

“TSXV Letter” has the meaning ascribed thereto in subsection 3(a)(iv);

“Underlying Securities” means, collectively, the Qualified Securities and the Underlying Shares;

“Underlying Shares” means, collectively, the Convertible Debenture Shares and the Warrant Shares;

“Underwriters” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement;

“Unit” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Affiliate” means a duly registered U.S. broker-dealer affiliate of an Underwriter;

“U.S. Person” means a “U.S. person” as such term is defined in Regulation S under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Warrant Indenture” means the warrant indenture dated January 17, 2012 between the Corporation and Computershare Trust Company of Canada governing the Warrants;

“Warrant Shares” has the meaning ascribed thereto in the third paragraph of this Agreement; and,

“Warrants” has the meaning ascribed thereto in the first paragraph of the recitals to this Agreement.

The following are the schedules attached to this Agreement, which schedules form a part of this Agreement:

Schedule “A” —United States Securities Laws

Schedule “B” — Intellectual Property Rights

Schedule “C” — Convertible Securities

TERMS AND CONDITIONS

1.	Corporation’s Covenants.

The Corporation hereby covenants to the Underwriters and to the Purchasers and their permitted assigns, and acknowledges that each of them is relying on such covenants in purchasing the Special Warrants, that the Corporation shall:

(a)	prior to the Closing Time and at all times until a Final Receipt is issued, allow the Underwriters (and their counsel and consultants) to conduct all due diligence which the Underwriters may reasonably require or which may be considered necessary or appropriate by the Underwriters. The Corporation will provide to the Underwriters (and their counsel) reasonable access to the Corporation’s senior management personnel and corporate, financial and other records, for the purposes of conducting such due diligence. Without limiting the scope of the due diligence inquiry that the Underwriters (or their counsel) may conduct, the Corporation shall also make available its directors, senior management, the Chairman of the Audit Committee of the Board of Directors, the auditors and counsel to answer any questions which the Underwriters may have and to participate in one or more due diligence sessions to be held prior to Closing and, prior to filing each of the Preliminary Prospectus and Final Prospectus and to use its commercial best efforts to arrange for the auditors of the Corporation to participate in any such due diligence session;

(b)	duly execute the Subscription Agreements which have been duly completed by the Purchasers subject to the terms thereof, and duly and punctually perform all the obligations to be performed by it under this Agreement and the Subscription Agreements;

(c)	use its commercial best efforts to fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions required to be fulfilled by it set out in section 7 hereof;

(d)	use its commercial best efforts to obtain the necessary approval of the TSXV for the Offering and the listing of the Underlying Securities on such terms as are customary;

(e)	file with the Canadian Securities Regulators and the TSXV all forms, notices and certificates required to be filed by the Corporation pursuant to the Canadian Securities Laws and the policies of the TSXV in the time required by the Canadian Securities Laws and the policies of the TSXV, including, for greater certainty, Form 45-106F1 of NI 45-106 and any other forms, notices and certificates set forth in the opinions delivered to the Underwriters pursuant to the closing conditions set forth in section 7 hereof, as are required to be filed by the Corporation;

(f)	ensure that the Underlying Shares, upon issuance, shall be duly issued as fully paid and non-assessable Common Shares, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(g)	fulfil all legal requirements to permit the creation, issuance, offering and sale of the Special Warrants and the Underlying Securities, all as contemplated in this Agreement and file or cause to be filed all documents, applications, forms or undertakings required to be filed by the Corporation and take or cause to be taken all action required to be taken by the Corporation in connection with the purchase and sale of the Special Warrants and the issuance of the Qualified Securities, so that the distribution of the Qualified Securities may lawfully occur without the necessity of filing a registration statement in the United States or similar document in any other jurisdiction;

(h)	until the date of the completion of the distribution of the Qualified Securities, use commercial best efforts to ensure the Prospectus complies at all times with Canadian Securities Laws;

(i)	during the period from the date hereof until the date of the completion of the distribution of the Qualified Securities, promptly inform the Underwriters of the full particulars of any request of any Securities Regulator for any information, or the receipt by the Corporation of any communication from any Securities Regulator or any other competent authority relating to the Corporation or which may be relevant to the distribution of the Qualified Securities;

(j)	apply the net proceeds from the Offering to fund the Acquisition;

(k)	comply with each of the covenants of the Corporation set out in the Subscription Agreements;

(l)	advise the Underwriters, promptly after receiving notice thereof, of the time when the Preliminary Prospectus, the Final Prospectus and any Supplementary Material have been filed and receipts therefor have been obtained pursuant to NP 11-202 and will provide evidence reasonably satisfactory to the Underwriters of each such filing and copies of such receipts;

(m)	advise the Underwriters, promptly after receiving notice or obtaining knowledge thereof, of:

(i)	the issuance by any Canadian Securities Regulator of any order suspending or preventing the use of the Prospectus or any Supplementary Material;

(ii)	the institution, threatening or contemplation of any proceeding for any such purposes;

(iii)	any order, ruling, or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation (including the Special Warrants or the Underlying Securities) having been issued by any Canadian Securities Regulator or the institution, threatening or contemplation of any proceeding for any such purposes; or

(iv)	any requests made by any Canadian Securities Regulators to amend or supplement the Prospectus or to provide additional information, and will use its commercial best efforts to prevent the issuance of any order referred to in (i) above and, if any such order is issued, to obtain the withdrawal thereof as quickly as possible;

(n)	except to the extent the Corporation participates in a merger or business combination transaction which is in the best interest of the Corporation and following which the Corporation is not a “reporting issuer”, use its commercial best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of Canadian Securities Laws of each of the Canadian jurisdictions in which it is currently a reporting issuer, which have such a concept to the date which is two years following the Closing Date; and

(o)	except to the extent the Corporation participates in a merger or business combination transaction which is in the best interest of the Corporation and following which the Corporation is not listed on the TSXV or the TSX, use its commercial best efforts to maintain the listing of:

(i)	the Common Shares on the TSXV or the TSX or such other recognized stock exchange or quotation system as Canaccord Genuity, on behalf of the Underwriters, may approve, acting reasonably, to the date that is two years following the Closing Date; and

(ii)	the Convertible Debentures and the Warrants on the TSXV or the TSX or such other recognized stock exchange or quotation system as Canaccord Genuity, on behalf of the Underwriters, may approve, acting reasonably, until the Maturity Date or Expiry Date, as applicable.

The Corporation further hereby covenants to the Underwriters and to the Purchasers and their permitted assigns, and acknowledges that each of them is relying on such covenants in purchasing the Special Warrants, that following the Closing:

(p)	the Corporation shall qualify the distribution of the Qualified Securities in the Qualifying Provinces to holders of the Special Warrants and file the Preliminary Prospectus in each of the Qualifying Provinces as soon as possible following the Closing Date and the Final Prospectus promptly following receipt and settlement of comments from the Canadian Securities Regulators;

(q)	the Corporation shall use its commercial best efforts to: satisfy all comments with respect to the Preliminary Prospectus; prepare and file the Final Prospectus under Canadian Securities Laws; obtain the Final Receipt (in accordance with the procedures of prospectus review in multiple jurisdictions provided for under NP 11-202), and take all other steps and proceedings that may be necessary to be taken by the Corporation in order to qualify the Qualified Securities for distribution in each of the Qualifying Provinces under Canadian Securities Laws, as soon as practicable following the Closing Date and, in any event, prior to the Qualification Deadline;

(r)	the Corporation shall allow the Underwriters to participate in the preparation of the Prospectus and any Supplementary Material that the Corporation is required to file under Canadian Securities Laws relating to the Offering;

(s)	the delivery of the Final Prospectus and any Supplementary Material to the Underwriters by the Corporation in accordance with this Agreement will constitute the representation and warranty of the Corporation to the Underwriters that (except for information and statements relating solely to the Underwriters and furnished by them specifically for use in the Final Prospectus), at the respective times of delivery:

(i)	the information and statements contained in each of the Final Prospectus and any Supplementary Material:

(A)	are true and correct and contain no misrepresentation; and

(B)	constitute full, true and plain disclosure of all material facts relating to the Qualified Securities and the Corporation considered as a whole;

(ii)	no material fact has been omitted from any of the Final Prospectus and any Supplementary Material that is required to be stated in the document or is necessary to make the statements therein not misleading in the light of the circumstances in which they were made; and

(iii)	the Final Prospectus and the Supplementary Material comply in all material respects with Canadian Securities Laws;

(t)	the Corporation will deliver to the Underwriters, without charge, contemporaneously with, or prior to the filing of, the Final Prospectus, unless otherwise indicated:

(i)	a copy of any document filed with, or delivered to, the Canadian Securities Regulators by the Corporation under Canadian Securities Laws with the Final Prospectus;

(ii)	a certificate dated the date of the Final Prospectus, addressed to the Underwriters and signed by the Chief Executive Officer and Chief Financial Officer of the Corporation, certifying for and on behalf of the Corporation, and not in their personal capacities, after having made due inquiries, with respect to the following matters:

(A)	the Corporation having complied with all of the covenants and satisfied all of the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the date of the Final Prospectus;

(B)	no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the issue of the Special Warrants or the Underlying Securities or any of the Corporation’s issued securities having been issued and no proceeding for such purpose being pending or, to the knowledge of such officers, threatened;

(C)	the representations and warranties of the Corporation contained in this Agreement and in any certificates of Corporation delivered pursuant to or in connection with this Agreement being true and correct as at the date of the Final Prospectus, with the same force and effect as if made on and as at the date of the Final Prospectus, after giving effect to the transactions contemplated by this Agreement; and

(D)	since the Closing Time, there having been no material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), capital, business or results of operations of the Corporation;

(u)	the Corporation shall deliver opinions, comfort letters and other documents substantially similar to those referred to in this section 1 to Canaccord Genuity and the Underwriters’ counsel, as applicable, with respect to any Supplementary Material, contemporaneously with, or prior to the filing of, any Supplementary Material;

(v)	until the earlier of the Qualification Date and the Qualification Deadline, the Corporation shall deliver to the Underwriters copies of all correspondence and other written communications between the Corporation and any Securities Regulators or other Governmental Authority relating to the Offering and the Acquisition and will generally keep the Underwriters apprised of the status of, including all developments relating to, the Offering, the Acquisition, and satisfaction of closing conditions for the Acquisition and the Release Conditions;

(w)	the Corporation shall comply with and satisfy, in all material respects, all terms, conditions and covenants in the Offer to Purchase;

(x)	the Corporation shall use its commercial best efforts to satisfy the Release Conditions prior to the Release Deadline, including seeking any extensions or waivers necessary to keep the Offer to Purchase in full force and effect until the Qualification Deadline as necessary;

(y)	the Corporation shall use its commercial best efforts to enforce its rights against CryptoLogic and its affiliates under the Offer to Purchase;

(z)	the Corporation shall notify Canaccord Genuity in writing of the receipt of all regulatory approvals required to complete the Acquisition;

(aa)	as a condition precedent to the execution of the joint notice by Canaccord Genuity with the Corporation in respect of the Release Event pursuant to the Release Conditions, the Chief Executive Officer of the Corporation shall have delivered to Canaccord Genuity a certification that all conditions to the completion of the Acquisition by the Corporation, on terms previously disclosed to or otherwise reasonably acceptable to Canaccord Genuity, have been satisfied or waived; and

(bb)	in the event that the Release Event does not occur on or before the Release Deadline, the Corporation shall forthwith deliver a notice to each of the Special Warrant holders and the Agent and the Agent shall return, within three Business Days, to each such holder the applicable subscription amount, plus any interest earned thereon, less applicable withholding taxes, if any, and the Special Warrants shall be cancelled. The Corporation shall be responsible for any shortfall in the aggregate subscription amount payable to Special Warrant holders.

2.	Underwriters’ Representations, Warranties and Covenants.

The Underwriters hereby severally represent and warrant to, and covenant with the Corporation that they are duly qualified and registered to carry on business as securities dealers in each of the Qualifying Provinces where the sale of the Special Warrants requires such qualification and/or registration in a manner that permits the sale of the Special Warrants on a basis described in subsection 2(a). Each of the Underwriters hereby severally (on its own behalf and not on behalf of any other Underwriters) represents and warrants to, and covenants with, the Corporation that:

(a)	it has not and will not solicit offers to purchase or sell the Special Warrants so as to require the filing of a prospectus, registration statement or offering memorandum with respect thereto or the provision of a contractual right of action under any applicable Securities Laws, other than any prescribed reports of the issue and sale of the Special Warrants and the Preliminary Prospectus and Final Prospectus and, in the case of any jurisdiction other than the Qualifying Provinces, no continuous disclosure obligations will be created;

(b)	in connection with offers for sale of Special Warrants in the United States or to U.S. Persons, it makes the representations, warranties and covenants applicable to it in Schedule “A” hereto and agrees to comply with the United States selling restrictions imposed by the laws of the United States and set forth in Schedule “A” hereto;

(c)	it will obtain from each Purchaser an executed Subscription Agreement and all other applicable forms, reports, undertakings and documentation required under the applicable Securities Laws (which applicable forms, reports, undertakings and documentation shall be provided by the Corporation);

(d)	it has not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Offering in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the Offering whose attendees have been invited by any general solicitation or general advertising;

(e)	it is duly registered in the appropriate category pursuant to the provisions of the applicable Securities Laws to conduct the activities contemplated to be conducted by it in connection with the Offering, and is duly registered or licensed as an investment dealer in those jurisdictions in which it is required to be so registered in order to perform the services contemplated by this Agreement, or if or where not so registered or licensed, the Underwriters will act only through members of a selling group who are so registered or licensed; and

(f)	it will use its commercial best efforts to complete the distribution of the Qualified Securities pursuant to the Prospectus as early as practicable and the Underwriters shall advise the Corporation in writing when, in the opinion of the Underwriters, they have completed the distribution of the Qualified Securities.

3.	Deliveries on Filing and Related Matters.

(a)	The Corporation shall deliver, or cause to be delivered, to each of the Underwriters:

(i)	prior to the filing of the Preliminary Prospectus and the Final Prospectus with the Canadian Securities Regulators, a copy of the Preliminary Prospectus and the Final Prospectus signed by the Corporation as required by Canadian Securities Laws;

(ii)	prior to the filing of any Supplementary Material with the Canadian Securities Regulators, a copy of such Supplementary Material required to be filed by the Corporation in compliance with Canadian Securities Laws;

(iii)	concurrently with the filing of the Final Prospectus with the Canadian Securities Regulators, a “long form” comfort letter dated the date of the Final Prospectus, in form and substance satisfactory to the Underwriters, acting reasonably, addressed to the Underwriters and the directors of the Corporation from the Corporation’s Auditors with respect to financial and accounting information relating to the Corporation contained in the Final Prospectus, which letter shall be based on a review by the Corporation’s Auditors within a cut-off date of not more than two Business Days prior to the date of the letter, which letter shall be in addition to the auditors’ consent letter addressed to the Canadian Securities Regulators;

(iv)	concurrently with the filing of the Preliminary Prospectus and the Final Prospectus with the Canadian Securities Regulators, as of the date of each of the Preliminary Prospectus and the Final

Prospectus, a legal opinion of the Corporation’s local counsel, addressed to the Underwriters and their legal counsel and dated as of such dates, in form and content acceptable to the Underwriters, to the effect that the French language versions of each of the Preliminary Prospectus and Final Prospectus (excluding certain financial portions), as the case may be, together with each document incorporated by reference therein (other than the financial statements), is in all material respects a complete and proper translation of the English version thereof;

(v)	concurrently with the filing of the Preliminary Prospectus and the Final Prospectus with the Canadian Securities Regulators, as of the date of each of the Preliminary Prospectus and the Final Prospectus, an opinion of the Corporation’s auditors addressed to the Underwriters and their legal counsel and dated as of such dates, in form and content acceptable to the Underwriters, to the effect that the financial data contained or incorporated by reference in the French language versions of the Preliminary Prospectus and Final Prospectus, as the case may be, is in all material respects a complete and proper translation of the English version thereof; and

(vi)	prior to the filing of the Final Prospectus with the Canadian Securities Regulators, copies of correspondence from the TSXV indicating that the application for the listing and posting for trading on the TSXV of the Underlying Securities (including any Penalty Securities), have been approved for listing subject only to satisfaction by the Corporation of certain post-closing conditions (the “Listing Conditions”) imposed by the TSXV as set out in its conditional approval letter dated January 11, 2012 (the “TSXV Letter”).

(b)	Supplementary Material. The Corporation shall also prepare and deliver promptly to the Underwriters signed copies of all Supplementary Material.

(c)	Representations as to Prospectus and Supplementary Material. Delivery of the Prospectus and any Supplementary Material by the Corporation shall constitute the representation and warranty of the Corporation to the Underwriters that, as at their respective dates of filing:

(i)	all information and statements (except information and statements relating solely to the Underwriters and provided by the Underwriters) contained in the Prospectus or any Supplementary Material, as the case may be, are true and correct, in all material respects, and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Corporation and the Underlying Securities;

(ii)	no material fact or information has been omitted therefrom (except facts or information relating solely to the Underwriters and provided by the Underwriters) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made; and

(iii)	except with respect to any information relating solely to the Underwriters and provided by the Underwriters, such documents comply in all material respects with the requirements of Canadian Securities Laws.

Such deliveries shall also constitute the Corporation’s consent to the Underwriters’ use of the Prospectus and any Supplementary Material in connection with the distribution of the Qualified Securities in the Qualifying Provinces in compliance with this Agreement and Canadian Securities Laws unless otherwise advised in writing.

(d)	Commercial Copies. The Corporation shall cause commercial copies of the Final Prospectus and any Supplementary Material to be delivered to the Underwriters without charge, in such numbers and in such locations as the Underwriters may reasonably request by written instructions to the Corporation’s financial printer of the Final Prospectus given forthwith after the Underwriters have been advised that the Corporation has complied with Canadian Securities Laws. Such delivery shall be effected as soon as possible and, in any event, on or before the date which is one Business Day for deliveries to be made in Toronto and two Business Days for deliveries to be made outside of Toronto after the Autorité des marchés financiers, as principal regulator, has issued the Final Receipt, and on or before a date which is two Business Days after the Autorité des marchés financiers, as principal regulator, issues a receipt, in respect of or accepts for filing, as the case may be, any Supplementary Material.

(e)	Public Communications. During the period commencing on the date hereof and until completion of the distribution of the Special Warrants, the Corporation will use its commercial best efforts to promptly provide to the Underwriters prior to the publication, filing or issuance thereof, any communication to the public, including drafts of any press releases of the Corporation for review by the Underwriters and the Underwriters’ counsel, and will not publish those press releases (unless otherwise required by applicable Securities Laws) except with the prior approval of Canaccord Genuity, which approval will not be unreasonably withheld or delayed. In addition, if required by applicable Securities Laws, any press release announcing or otherwise referring to the Offering shall include a legend substantially as follows: “Not for distribution to U.S. newswire services, or dissemination in the United States.”

4.	Material Changes.

(a)	During the period from the date hereof until the Underwriters notify the Corporation of the completion of the distribution of the Qualified Securities in accordance with their obligations in section 2(f), the Corporation shall promptly inform the Underwriters in writing of the full particulars of:

(i)	any change (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) in the assets, liabilities or obligations (contingent or otherwise), business, financial condition, affairs, operations, prospects, capital or ownership of the Corporation;

(ii)	any material fact (or any change in any material fact disclosed in the Corporation’s Information Record) which has arisen, been discovered or that has not been previously disclosed to the Underwriters and would have either been required to have been stated in the Prospectus had the fact arisen or been discovered on, or prior to, the date of such documents, would result in the Corporation’s Information Record or the Prospectus containing a misrepresentation or would reasonably be expected to have a Material Adverse Effect;

(iii)	any change in any material fact contained in the Prospectus or any Supplementary Material, as applicable, (collectively, the “Offering Documents”) or whether any event or state of facts has occurred after the date hereof, which, in any case, is, or may be, of such a nature as to render any of the Offering Documents untrue or misleading in any material respect or to result in any misrepresentation in any of the Offering Documents, or which would result in the Final Prospectus or any Supplementary Material not complying (to the extent that such compliance is required) with Canadian Securities Laws or which would reasonably be expected to have a significant effect on the market price or value of the Qualified Securities;

(iv)	any breach or potential breach of any of the representations and warranties in subsection 3(c); and

(v)	any material breach or potential material breach of any of the representations and warranties in section 5.

(b)

Once the Preliminary Prospectus has been filed, the Corporation will comply with Section 57 of the Securities Act (Ontario) and with the comparable provisions of the other Canadian Securities Laws, and the Corporation will prepare and file promptly any Supplementary Material which may be necessary and will otherwise comply with all legal requirements necessary to continue to permit the Qualified Securities to be distributed in each of the Qualifying Provinces as contemplated herein.

(c)	In addition to the provisions of subsections 4(a) and 4(b), the Corporation shall promptly inform and in good faith discuss with the Underwriters any change, event or fact contemplated in subsections 4(a) and 4(b) which is of such a nature that there is or could be reasonable doubt as to whether notice should be given to the Underwriters under subsection 4(a) and shall consult with the Underwriters with respect to the form and content of any amendment or other Supplementary Material proposed to be filed by the Corporation, it being understood and agreed that no such amendment or other Supplementary Material shall be filed with any Canadian Securities Regulator prior to the review thereof by the Underwriters and the Underwriters’ counsel, acting reasonably (unless otherwise required by applicable Securities Laws).

(d)	If during the period of distribution of the Qualified Securities there shall be any change in Canadian Securities Laws which, in the opinion of the Underwriters, acting reasonably, requires the filing of any Supplementary Material, upon written notice from the Underwriters, the Corporation shall, to the satisfaction of the Underwriters, acting reasonably, promptly prepare and file any such Supplementary Material with the appropriate Canadian Securities Regulators where such filing is required.

5.	Representations and Warranties of the Corporation.

The Corporation represents and warrants to the Underwriters that each of the following representations and warranties is true and correct on the date of this Agreement:

(a)	each of the Corporation and the Subsidiaries is validly subsisting under the laws of its governing jurisdiction, and has all requisite corporate power and authority to own, lease and operate its properties and assets and conduct its business as currently conducted;

(b)	the Corporation has all requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder, and to validly create, authorize and issue the Special Warrants and Qualified Securities and to allot, reserve and authorize the issuance of the Underlying Shares as fully paid and non-assessable shares in the capital of the Corporation upon conversion of the Convertible Debentures or exercise of the Warrants, as applicable;

(c)	each of the Corporation and the Subsidiaries is current with all material filings required to be made under the laws of the provinces of Québec and Alberta and in Kenya, Uganda, Dominican Republic, Moldova, Armenia, Malta, Guernsey and Alderney, respectively, and all other jurisdictions in which it exists or carries on any material business and has all necessary licences, leases, permits, authorizations and other approvals necessary to permit it to conduct its business as it is currently conducted, except where the absence of such power and authority or failure to make any filing or obtain any license, lease, permit, authorization or other approval would not have a Material Adverse Effect, and all such licences, leases, permits, authorizations and other approvals are in full force and effect in accordance with their terms except where the failure to so maintain such licences, leases, permits, authorizations or other approvals would not have a Material Adverse Effect;

(d)	the authorized capital of the Corporation consists of an unlimited number of Common Shares and of preferred shares of which, as of the close of business on January 16, 2012, 50,140,447 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

(e)	except for the outstanding securities convertible into Common Shares as set forth in Schedule “C” attached hereto, no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of any securities of the Corporation from or by the Corporation and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any Common Shares, are outstanding;

(f)	no agreement is in force or effect which in any manner affects the voting or Control of any of the securities of the Corporation;

(g)	the Corporation has no subsidiaries other than the Subsidiaries, the Corporation does not beneficially own, or exercise Control or direction over, 10% or more of the outstanding voting shares of any company other than the Subsidiaries and, other than with respect to Petakan Lotto CJSC, the Corporation beneficially owns, directly or indirectly all of the issued and outstanding shares in the capital of the Subsidiaries free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Corporation of any interest in any of such shares or for the issue of any unissued shares in the capital of the Subsidiaries or any other security convertible into or exchangeable for any such shares;

(h)	neither the Corporation nor any of the Subsidiaries is:

(i)	in breach or violation of any of the terms or provisions of, or in default under (whether after notice or lapse of time or both) any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, which breach or violation or the consequences thereof would, alone or in the aggregate, have a Material Adverse Effect; or

(ii)	in violation of the provisions of its articles, by-laws or resolutions or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties, which violation or the consequences thereof would, alone or in the aggregate, have a Material Adverse Effect;

(i)	the execution and delivery of this Agreement, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture and the performance of the transactions contemplated hereunder and thereunder, the Offering and the issuance of the Special Warrants and Underlying Securities does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement (written or oral) or instrument to which the Corporation or any of the Subsidiaries is a party or by which it is bound or to which any of its property or assets is subject, other than any breach or violation or the consequences thereof which would, alone or in the aggregate, not have a Material Adverse Effect on the Corporation, on a consolidated basis, nor will such action conflict with or result in any violation of the provisions of the articles, by-laws or resolutions of the Corporation or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties which violation or the consequences thereof would, alone or in the aggregate, have a Material Adverse Effect on the Corporation as a whole;

(j)	other than as will have been obtained prior to the Closing Date, no consent, approval, authorization, order, registration or qualification of or with any person, court or Governmental Authority or body is required for execution and delivery of this Agreement, the Special Warrant Indenture, the Convertible Debenture Indenture or the Warrant Indenture, or the consummation by the Corporation of the transactions contemplated herein or therein, or the issuance of the Special Warrants and Underlying Securities;

(k)	the Underlying Shares have been duly authorized, allotted and reserved for issuance and, when issued, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation;

(l)	the Special Warrants and Qualified Securities have been duly created, authorized and allotted for issuance and, when issued, will be validly issued as fully paid securities of the Corporation;

(m)	the definitive form of certificate representing the Common Shares is in proper form under the laws of Québec and complies in all material respects with the requirements of the TSXV and does not conflict with the constating documents of the Corporation or the laws of Québec;

(n)	the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its securities and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or agreed to do so or otherwise effected any return of capital with respect to such securities within the last 12 months;

(o)	there is not, in the constating documents of the Corporation or in any Material Agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of its Common Shares, other than pursuant to the terms of the Convertible Debenture Indenture;

(p)	there are no legal or governmental actions, proceedings or investigations pending or to the Best of the Corporation’s Knowledge, contemplated or threatened against the Corporation or the Subsidiaries, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which: (i) would in any way have a Material Adverse Effect; or (ii) questions the issuance, sale or delivery of the Special Warrants or Underlying Securities to be issued by the Corporation or the validity of any action taken or to be taken by the Corporation pursuant to or in connection with this Agreement;

(q)	all necessary corporate action has been taken by the Corporation to authorize the execution, delivery and performance of this Agreement and the certificates representing the Special Warrants and Qualified Securities;

(r)

none of the Corporation, the Subsidiaries nor any other party to any agreement or instrument is in material default in the observance or performance of any term or obligation to be performed by it under any such agreement or instrument to which either the Corporation or any of the Subsidiaries is a party and no event has occurred which with notice or lapse of time or both would constitute such a default on the part of the Corporation or the Subsidiaries, in any such case which default or event would have a Material Adverse Effect;

(s)	this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture have each been duly and validly executed and delivered by the Corporation, each constitute a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, each may be limited by applicable law;

(t)	each of the Corporation and the Subsidiaries is the owner of its properties, business and assets or the interests in its properties, business or assets, and all agreements under which the Corporation or either of the Subsidiaries holds an interest in a property, business or asset are in good standing according to their terms except where the failure to be in such good standing does not and will not have a Material Adverse Effect;

(u)	the Corporation is a “reporting issuer”, not included in a list of defaulting reporting issuers maintained by the Securities Regulators of each of the Provinces of British Columbia, Alberta, Ontario and Québec and in particular, without limiting the foregoing, the Corporation has at all relevant times complied with its obligations to make timely disclosure of all material changes relating to it, no such disclosure has been made on a confidential basis that is still maintained on a confidential basis, and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed with a Securities Regulator in the Provinces of British Columbia, Alberta, Ontario or Québec, except to the extent that the Offering constitutes a material change;

(v)	the Corporation will use its commercial best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the Canadian Securities Laws of each of the Canadian jurisdictions where it is currently a “reporting issuer”, for a period of two years following the Closing Date;

(w)	the Corporation will use commercial best efforts to maintain a listing of:

(i)	its Common Shares on the TSXV or any other recognized stock exchange for a period of two years following the Closing Date; and

(ii)	the Convertible Debentures and the Warrants on the TSXV or any other recognized stock exchange until the Maturity Date or Expiry Date, as applicable;

(x)	neither the Corporation nor any of the Subsidiaries has received notice from any Governmental Authority or regulatory authority of any jurisdiction in which it carries on a material part of its business, or owns or leases any material property, of any restriction on its ability to or of a requirement for it to qualify to, nor is it otherwise aware of any restriction on its ability to or of a requirement for it to qualify to, conduct its business as currently conducted or as currently contemplated to be conducted in the future in such jurisdiction, except that would not result in a Material Adverse Effect;

(y)	Computershare Investor Services Inc. at its principal office in Montréal has been duly appointed as the registrar and transfer agent for the Common Shares;

(z)	since September 30, 2011, other than as disclosed in the Corporation’s Information Record:

(i)	there has not been any adverse material change or change in material fact (actual, proposed, threatened or contemplated) in the business, affairs, operations, business prospects, assets, liabilities or obligations, contingent or otherwise, or capital of the Corporation or the Subsidiaries;

(ii)	there has not been any adverse material change in the consolidated financial position of the Corporation; and

(iii)	there has been no material transaction entered into by the Corporation or the Subsidiaries, other than those in the ordinary course of business;

(aa)	the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management’s general or specific authorizations;

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or IFRS, as the case may be, and to maintain asset accountability; and

(iii)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(bb)	the Audited Financial Statements:

(i)	have been prepared in accordance with Canadian GAAP applied on a basis consistent with those of preceding fiscal periods;

(ii)	present fully, fairly and correctly, in all material respects, the assets, liabilities and financial condition of the Corporation and the results of its operations and the changes in its financial position for the periods then ended;

(iii)	are in accordance with the books and records of the Corporation;

(iv)	contain and reflect all necessary material adjustments for a fair presentation of the results of operations and the financial condition of the business of the Corporation for the periods covered thereby; and

(v)	contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation;

(cc)	the auditors of the Corporation who audited the Audited Financial Statements, and who provided their audit report thereon, are independent public accountants as required under Canadian Securities Laws;

(dd)	there has never been a reportable event or disagreement (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) between the Corporation and its present or former auditors;

(ee)	there are no material off-balance sheet transactions, arrangements or obligations (including contingent obligations) of the Corporation or its Subsidiaries with unconsolidated entities or other persons that could reasonably be expected to have a Material Adverse Effect;

(ff)	each of the Corporation and the Subsidiaries has filed all federal, provincial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith;

(gg)	each of the Corporation and the Subsidiaries has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and, to the Best of the Corporation’s Knowledge, there are no liens for taxes on the assets of the Corporation or the Subsidiaries and there are no audits known by the Corporation’s management to be pending on the tax returns of the Corporation or the Subsidiaries (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a Material Adverse Effect;

(hh)	no domestic or foreign taxation authority has asserted or, to the Best of the Corporation’s knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or the Subsidiaries (including, without limitation, any predecessor companies) filed over the last three years which would have a Material Adverse Effect;

(ii)	the minute books and records of the Corporation, copies of which were made available to counsel for the Underwriters in connection with its due diligence investigation of the Corporation, for the periods from its date of incorporation to the date of examination thereof are all of the minute books and records of the Corporation and contain copies of all proceedings of the shareholders, the boards of directors and all committees of the boards of directors of the Corporation to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committees of the boards of directors of the Corporation since June 15, 2011 to the date of review of such corporate records and minute books not reflected in such minute books and other records;

(jj)	the Corporation does not own, directly or indirectly, or exercise Control or direction over, and has not agreed to acquire outstanding securities of any other corporation or options to acquire securities of any other corporation, other than marketable securities held in the ordinary course of business, or a participating interest in any partnership, joint venture or other business enterprise;

(kk)	all information which has been prepared by the Corporation relating to the Corporation and its business, property and liabilities and provided to the Underwriters in connection with the Offering, including all financial, marketing, sales and operational information provided to the Underwriters is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(ll)	the directors and officers of the Corporation who participated in the due diligence session held on January 16, 2012 with the Underwriters have answered every question or inquiry of the Underwriters and their counsel asked at such sessions in connection with the Underwriters’ due diligence investigations fully and truthfully in all material respects;

(mm)	except as contemplated hereby or as otherwise agreed to between the Corporation and the Underwriters (including any Selling Firms retained by the Underwriters), there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or agency fee in connection with the sale of the Special Warrants contemplated herein;

(nn)	the Corporation is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will have a Material Adverse Effect;

(oo)	each of the Corporation and the Subsidiaries is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not have a Material Adverse Effect;

(pp)	neither the Corporation nor its Subsidiaries, nor any of their respective employees or agents, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian, United States or provincial or state governmental officer or official or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws and that would not be expected to have a Material Adverse Effect;

(qq)	neither the Corporation nor the Subsidiaries has any liabilities, direct or indirect, contingent or otherwise, which materially adversely affects the Corporation or the Subsidiaries, on a consolidated basis, or would reasonably be expected to have a Material Adverse Effect;

(rr)	neither the Corporation nor the Subsidiaries, nor to the Best of the Corporation’s Knowledge, information and belief, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by the Corporation or the Subsidiaries or such other person, as applicable, under any Debt Instrument or Material Agreement which could have a Material Adverse Effect, and all such Debt Instruments and Material Agreements are in good standing, and no event has occurred which with notice or lapse of time or both would constitute such a default thereunder by the Corporation, the Subsidiaries or, to the Best of the Corporation’s Knowledge, information and belief, any other party;

(ss)	except as disclosed in the Corporation’s Information Record, the Corporation does not have any loans or other indebtedness outstanding, outside the normal course of business, which has been made to any of their respective shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them;

(tt)	except as disclosed in the Corporation’s Information Record, none of the directors, officers or employees of the Corporation, any known holder of more than 10% of any class of securities of the Corporation, or any known associate or affiliate of any of the foregoing persons or companies, has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Corporation;

(uu)	with respect to the premises which the Corporation occupies as tenant, the Corporation occupies such leased premises and has the exclusive right to occupy and use the leased premises and the leases pursuant to which the Corporation occupies the leased premises are in good standing in all material respects and in full force and effect;

(vv)	each of the Corporation and the Subsidiaries is insured against such losses and risks and in such amount as are customary in the business in which it is engaged. All policies of insurance insuring the Corporation, the Subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect, and the Corporation and the Subsidiaries are in compliance with the terms of such policies in all material respects. There are no material claims by the Corporation or the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause and that would result in a Material Adverse Effect;

(ww)	each of the Corporation and the Subsidiaries, in all material respects:

(i)	is in compliance with any and all applicable federal, provincial and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”);

(ii)	has received all permits, licences or other approvals required under applicable Environmental Laws to conduct its business; and

(iii)	is in compliance with all terms and conditions of any such permit, license or approval, and there have been no past, and there are no pending or, to the Best of the Corporation’s Knowledge, threatened claims, complaints, notices or requests for information received by the Corporation or the Subsidiaries with respect to any alleged material violation of any Environmental Law and no conditions exist which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, except in each case other than those that would not have a Material Adverse Effect;

(xx)	the Corporation owns, or has obtained valid and enforceable licences for, or other rights to use, the Intellectual Property as the Corporation believes are sufficient to conduct its business as currently conducted. The Corporation has no knowledge that to the effect that it will be unable to obtain any rights or licences to use all Intellectual Property necessary for the conduct of its business (including the commercialization of the Corporation’s solutions). To the Best of the Corporation’s knowledge, no third parties have rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Corporation. To the Best of the Corporation’s Knowledge, there is no infringement by third parties of any Intellectual Property. There is no pending or, to the Best of the Corporation’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Corporation’s rights in or to any Intellectual Property, and the Corporation is unaware of any facts which form a reasonable basis for any such claim. There is no pending or, to the Best of the Corporation’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Intellectual Property, and the Corporation is unaware of any finding of unenforceability or invalidity of the Intellectual Property. There is no pending or, to the Best of the Corporation’s Knowledge, threatened action, suit, proceeding or claim by others that the Corporation infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Corporation’s product or product candidates) any patent, trademark, copyright, trade secret or other proprietary rights of others. There is no patent or patent application by others that contains claims that interfere with the issued or pending claims of any of the Intellectual Property;

(yy)	all employees of, and consultants to, the Corporation have entered into proprietary rights or similar agreements with the Corporation in respect of the Intellectual Property and no employee of, or consultant to, the Corporation is in violation thereof;

(zz)	all persons having access to or knowledge of the Intellectual Property or any information of a confidential nature that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the Corporation’s business have entered into non-disclosure agreements with the Corporation and there has been no breach of any such agreement, except where such breaches would not have a Material Adverse Effect. The employment or engagement by the Corporation of such persons does not violate any non disclosure or non competition agreement between any such person and a third party;

(aaa)	neither the marketing, licence, distribution, sale or use of any product or service currently marketed, licensed, distributed, sold or used by the Corporation violates any license or agreement of the Corporation with any person, which violation or the consequences thereof would alone or in the aggregate have a Material Adverse Effect or, without independent investigation or enquiry, infringes upon the industrial or intellectual property rights of any other person, whether common law or statutory, including rights relating to defamation, rights of privacy or publicity and contractual rights;

(bbb)	the Corporation is not currently pursuing any material litigation against any person for any infringement, misappropriation or misuse of the Intellectual Property;

(ccc)	the Corporation (or parties under contractual obligation to the Corporation) holds all licences, certificates, approvals and permits from all provincial, federal, tribal, state, United States, foreign and other regulatory authorities, including but not limited to any gaming commission, independent testing laboratory or federally recognized tribe and any foreign regulatory authorities performing functions similar to those performed by such gaming commissions, independent testing laboratories or federally recognized tribe, that are material to the conduct of the business of the Corporation, all of which are valid and in full force and effect, and there is no proceeding pending or threatened which may cause any such licenses, certificates, approvals or permits to be withdrawn, cancelled, suspended or not renewed. The Corporation is not in violation of any law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body applicable to the manufacturing, distribution or sale of gaming solutions which would have a Material Adverse Effect;

(ddd)	there are no outstanding claims, actions, suits, litigation, arbitration, investigations or proceedings, whether or not purportedly on behalf of the Corporation or the Subsidiaries, or proposed or threatened in writing against the Corporation or the Subsidiaries which, if determined adversely to the Corporation or the Subsidiaries would have a Material Adverse Effect or which may restrict or prohibit the ability of the Corporation to perform its obligations hereunder; and

(eee)	the Corporation has not, directly or indirectly:

(i)	made or authorized any contribution, payment or gift of funds or property to any official, employee or agents of any governmental agency, authority or instrumentality of any jurisdiction; or

(ii)	made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation and its operations, and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

6.	Closing Deliveries.

The purchase and sale of the Special Warrants shall be completed at the Closing Time at the offices of McCarthy Tétrault LLP, Toronto, Ontario, or at such other place as Canaccord Genuity and the Corporation may agree. At or prior to the Closing Time, the Corporation shall cause the Special Warrants to be issued by electronic deposit, or shall duly and validly deliver to the Underwriters certificates in definitive form representing the Special Warrants, registered in the name of each Purchaser or in such other name or names as the Underwriters may direct the Corporation in writing not less than 48 hours prior to Closing Time (including one or more global certificates, if applicable), against payment by the Underwriters to the Corporation, at the direction of the Corporation, in lawful money of Canada by wire transfer or, if permitted by applicable law, by certified cheque or bank draft payable at par in the City of Toronto, of an amount equal to the Escrowed Proceeds. The Escrowed Proceeds will be immediately deposited by the Corporation into escrow with the Agent pursuant to the Special Warrant Indenture, until the satisfaction of the Release Conditions or the Release Deadline. The Escrowed Proceeds and any interest thereon will be released from escrow upon the Release Event. Upon the occurrence of the Release Event, the Agent will deliver an amount: (i) representing the remaining 50% of the Commission, and interest earned thereon, to Canaccord Genuity, and (ii) the balance of the Escrowed Proceeds and interest earned thereon to the Corporation.

In the event the Over-Allotment Option is exercised in whole or in part, the Additional Special Warrants shall be deemed to form part of the Offering and all provisions relating to the Closing on the Closing Date shall apply to the Over-Allotment Option.

7.	Underwriters’ Obligation to Purchase.

The obligation of the Underwriters to purchase the Special Warrants at the Closing Time shall be subject to the satisfaction of each of the following conditions (it being understood that the Underwriters may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to their rights in respect of any other of the following terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Underwriters any such waiver or extension must be in writing and signed by each of them):

(a)	the Underwriters shall have received an opinion, dated as of the Closing Date and subject to customary qualifications, of McCarthy Tétrault LLP and from local counsel, as applicable, in the Selling Jurisdictions other than Québec (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates or other documents of Computershare Investor Services Inc., the transfer agent and registrar for the Corporation, as to the issued capital of the Corporation; and (ii) as to matters of fact not independently established, on certificates of the Corporation’s auditors or a public official) with respect to the following matters:

(i)	as to the incorporation and subsistence of the Corporation under the laws of the Province of Québec and as to the corporate power of the Corporation to carry out its obligations under this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture, and to issue the Special Warrants;

(ii)	as to the authorized capital of the Corporation;

(iii)	that the Corporation has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture, and that this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture each constitute a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity or contribution);

(iv)	that the execution and delivery of this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture and the Warrant Indenture, and the

performance by the Corporation of its obligations hereunder and thereunder does not and will not conflict with, result in a breach of or create a state of facts which, whether with or without the giving of notice or lapse of time or both, will result in a breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Corporation;

(v)	no consent, approval, authorization or order of or filing, registration or qualification with any court, governmental agency or body or regulatory authority having jurisdiction is required as at the date hereof for the execution and delivery by the Corporation of this Agreement, the Subscription Agreements, the Special Warrant Indenture, the Convertible Debenture Indenture or the Warrant Indenture and the performance of its obligations hereunder and thereunder, except for such as have been made or obtained;

(vi)	the Special Warrants and Qualified Securities have been duly authorized and validly allotted for issuance by the Corporation;

(vii)	the Underlying Shares have been duly authorized and validly allotted for issuance by the Corporation and, when issued in accordance with the terms of the Qualified Securities, will be outstanding as fully paid and non-assessable shares;

(viii)	the form of the share certificate representing the Common Shares complies with the requirements under the Business Corporations Act (Québec) and conforms, in all material respects, with the rules of the TSXV and has been duly approved by the Corporation;

(ix)	the offering, issue, sale and delivery of the Special Warrants to the Purchasers in the Qualifying Provinces are exempt from the prospectus requirements of the Canadian Securities Laws, and no prospectus is or will be required, nor are or will any other documents be required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations of any regulatory authority required to be obtained under the Canadian Securities Laws, to permit the offering, issue, sale and delivery of the Special Warrants to the Purchasers in the Qualifying Provinces; it being noted, however, that the Corporation is required to file or cause to be filed with the securities regulators in each applicable Qualifying Provinces, a report on Form 45-106F1 prepared and executed pursuant to NI 45-106, together with the prescribed filing fee, within 10 days following the Closing Date;

(x)	other than a trade that is otherwise exempt from the prospectus and registration requirements of the Canadian Securities Laws, the first trade, if any, by the Purchasers of the Special Warrants or, if applicable, the first trade, if any, by the Underwriters of the Underlying Securities, is a distribution, unless at the time of such trade:

(A)	the Corporation is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(B)	at least four months have elapsed from the distribution date of the securities;

(C)	the certificates representing the Special Warrants or once issued, if applicable, the Underlying Securities carry a legend or will carry a legend, or ownership statement issued under a direct registration system acceptable to the regulator, as required pursuant to section 2.5 of NI 45-102;

(D)	the trade is not a “control distribution” (as defined in NI 45-102);

(E)	no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade;

(F)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(G)	if the selling security holder is an insider or officer of the Corporation, the selling security holder has no reasonable grounds to believe that the Corporation is in default of securities legislation;

(xi)	that Computershare Investor Services Inc. at its principal office in the City of Montréal has been duly appointed as the transfer agent and registrar for the Common Shares;

(xii)	that the Special Warrants will, as of the date they are issued, be “qualified investments” under the Income Tax Act (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax free savings accounts;

(xiii)	that the Underlying Securities have been conditionally approved for listing on the TSXV subject only to the Listing Conditions;

(xiv)	provided that if a Final Prospectus, and any amendment thereto, relating to the issuance by the Corporation of the Qualified Securities has been filed, and a Final Receipt obtained, that no “material change”, within the meaning of Securities Laws, occurs between the date of issuance of the Final Receipt and the date of deemed exercise of the Special Warrants and that copies of the Final Prospectus are delivered to the purchasers of Special Warrants: (i) the sale by a Purchaser of any Qualified Securities after the issuance of the Final Receipt will not be subject to the prospectus requirements under Securities Laws; (ii) such Qualified Securities will not be subject to any statutory hold period or restricted period under Securities Laws; and (iii) no filing, proceeding, approval, consent or authorization under the prospectus requirements of Securities Laws will be required to permit the trading of such Qualified Securities in the Qualifying Provinces (through registrants registered under Securities Laws, who have complied with such laws); and

(xv)	as to such other matters as the Underwriters’ counsel may reasonably request prior to the Closing Time;

(b)	if any Special Warrants are being sold in the United States or to U.S. Persons pursuant to Schedule “A” to this Agreement, the Underwriters shall have received a favourable legal opinion to be delivered by United States counsel, in form and substance satisfactory to the Underwriters, to the effect that no registration of the Special Warrants is required under the U.S. Securities Act;

(c)	the Underwriters shall have received a legal opinion in respect of the Material Subsidiaries in connection with: (i) the incorporation and existence under the laws of their jurisdiction of incorporation; (ii) as to the authorized and issued share capital and the holders of the issued and outstanding shares; and (iii) the requisite corporate power under the laws of their jurisdiction of incorporation to carry on their businesses as presently carried on and to own their properties and assets;

(d)	unless advised by the Underwriters that settlement shall take place by way of electronic deposit, the Underwriters shall have received certificates evidencing the Special Warrants in form and substance satisfactory to the Underwriters, acting reasonably;

(e)	the Underwriters shall have received an incumbency certificate, dated as of the Closing Date, including specimen signatures of the Chief Executive Officer, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

(f)	the Underwriters shall have received a certificate, dated as of the Closing Date, of the Chief Executive Officer and the Chief Financial Officer of the Corporation (or such other officer or officers of the Corporation acceptable to the Underwriters, acting reasonably), addressed to the Underwriters to the effect that, to the best of their knowledge, information and belief, after due enquiry and without personal liability:

(i)	the representations and warranties of the Corporation in this Agreement are true and correct in all material respects (or, if qualified by materiality, in all respects) as if made at and as of the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (of, if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement, and the Corporation has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied in all material respects at or prior to the Closing Time;

(ii)	no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of Common Shares in the Qualifying Provinces has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted or are pending;

(iii)	the articles and by-laws of the Corporation delivered at Closing are full, true and correct copies, unamended, and in effect on the date thereof;

(iv)	the minutes or other records of various proceedings and actions of the Corporation’s Board of Directors relating to the Offering and delivered at Closing are full, true and correct copies thereof and have not been modified or rescinded as of the date thereof;

(v)	there has not been a material adverse change or event or occurrence that would reasonably be expected to result in a material adverse change; and

(vi)	none of the documents filed with Canadian Securities Regulators forming the Corporation’s Information Record contained a misrepresentation as at the time the relevant document was filed that has not since been corrected, and each such statement shall be true and the Underwriters shall have no knowledge to the contrary;

(g)	the Underlying Securities shall have been conditionally approved for listing on the TSXV, subject to the Listing Conditions set out in the TSXV Letter;

(h)	the Underwriters and their counsel shall have been provided with information and documentation, reasonably requested relating to their due diligence inquiries and investigations and shall not have identified any material adverse changes or misrepresentations or any items materially adversely affecting the Corporation’s affairs which exist as of the date hereof but which have not been disseminated to the public in accordance with applicable Canadian Securities Laws;

(i)	the Underwriters shall have received a certificate of status in respect of the Corporation and the Canadian Material Subsidiaries;

(j)	the Underwriters shall have received satisfactory evidence that the Corporation is not in default under such Canadian Securities Laws in the jurisdictions in which it is a reporting issuer;

(k)	the Underwriters shall have received a certificate or other document from Computershare Investor Services Inc. dated the Closing Date as to the number of Common Shares issued and outstanding as at the Business Day prior to the Closing Date; and

(l)	the Subscription Agreements shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Underwriters and their counsel, acting reasonably.

8.	Restrictions on Further Issues or Sales.

During the period commencing on the date hereof until 90 days following the Closing Date, the Corporation covenants that it shall not, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any Common Shares or other securities of the Corporation convertible or exercisable into Common Shares, other than in connection with: (i) the grant of stock options to directors, officers and employees of the Corporation pursuant to the terms of the current stock option plan of the Corporation; (ii) to satisfy existing instruments and agreements issued and outstanding as of the date hereof; or (iii) the deemed exercise of the Special Warrants, the conversion of the Convertible Debentures or the exercise of the Warrants, without the prior written consent of Canaccord Genuity, such consent not to be unreasonably withheld.

9.	All Terms to be Conditions.

The Corporation agrees that the conditions contained in section 7 will be complied with insofar as the same relate to acts to be performed or caused to be performed by the Corporation and that it will use its commercial best efforts to cause all such conditions to be complied with. Any breach or failure to comply with any of the conditions set out in section 7 shall entitle any of the Underwriters to terminate its obligation to purchase the Special Warrants, by written notice to that effect given to the Corporation at or prior to the Closing Time. It is understood that the Underwriters may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights of the Underwriters in respect of any such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Underwriters any such waiver or extension must be in writing and signed by each of the Underwriters.

10.	Termination Events.

Any Underwriter may terminate its obligations on or before Closing if, commencing on the date hereof and prior to the Closing Time:

(a)	material change – there shall be any material change or change in a material fact, or there should be discovered any previously undisclosed material fact required to be disclosed, which in the reasonable opinion of the Underwriters (or any of them), has or would be expected to have a significant adverse effect on the market price or value of the Special Warrants, Common Shares or any other securities of the Corporation; or

(b)

disaster out – (i) there should develop, occur or come into effect or existence any event, action, state, condition (including without limitation, terrorism or accident) or major financial occurrence of national or international consequence or a new or change in any law or regulation which in the sole opinion of the Underwriters, or any one of them, acting reasonably, seriously adversely affects or involves or may seriously adversely affect or involve the Canadian financial markets or the business, operations or affairs of the Corporation and its subsidiaries taken as a whole or the market price or value of the Special Warrants, Common Shares or other securities of the Corporation; (ii) any inquiry, action, suit, proceeding or investigation (whether formal or informal) is commenced, announced or threatened in relation to the Corporation or any one of the officers or directors of the Corporation or any of its principal shareholders where wrongdoing is alleged, or any order is made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including without limitation the TSXV or securities commission, which involves a finding of wrongdoing; (iii) any order, action or proceeding which cease trades or otherwise operates to prevent or restrict the trading of the Special Warrants, Common Shares or any other securities of the Corporation is made or threatened by a securities regulatory authority; or

(c)	breach – the Corporation is in breach of any material term, condition or covenant of this Agreement or any material representation or warranty given by the Corporation in this Agreement becomes or is false and such breach is not remedied by the Corporation prior to the Closing Time.

Upon the occurrence of any of the foregoing events, any Underwriter shall be entitled, to terminate and cancel its obligations to the Corporation hereunder by written notice to that effect given to the Corporation and Canaccord Genuity prior to the Closing.

11.	Exercise of Termination Right.

If this Agreement is terminated by any of the Underwriters pursuant to section 10, there shall be no further liability to the Corporation on the part of such Underwriter or of the Corporation to such Underwriter, except in respect of any liability which may have arisen or may thereafter arise under sections 11, 13, 14, 15 and 26. The right of the Underwriters or any one of them to terminate their respective obligations under this Agreement is in addition to such other remedies as they may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement. A notice of termination given by one Underwriter under section 10 shall not be binding upon the other Underwriters.

12.	Survival of Representations and Warranties.

All terms, warranties, representations, covenants and agreements herein contained or contained in any documents delivered pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Special Warrants and will continue in full force and effect for the benefit of the Underwriters and/or the Corporation, as the case may be, regardless of any subsequent disposition of the Special Warrants or any investigation by or on behalf of the Underwriters with respect thereto for a period ending on the later of (a) the date that is two years following the Closing Date, and (b) the latest date under Canadian Securities Laws (non-residents of Canada being deemed to be resident in the Province of Québec for such purposes) that an action may be commenced or a right of rescission may be exercised with respect to a misrepresentation contained in the Final Prospectus or, if applicable, any Supplementary Material. The Underwriters and/or the Corporation, as the case may be, will be entitled to rely on the representations and warranties of the other parties contained in this Agreement or delivered pursuant to this Agreement notwithstanding any investigation, which the Underwriters and/or the Corporation may undertake or which may be undertaken on the Underwriters’ and/or Corporation’s behalf, as the case may be.

13.	Indemnity.

The Corporation covenants and agrees to indemnify and save harmless the Underwriters, its affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (each a “Claim” and, collectively, the “Claims”) to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the performance of professional services rendered to the Corporation by the Indemnified Parties hereunder or otherwise in connection with the matters referred to in this Agreement and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

If and to the extent that a court of competent jurisdiction, in a final non-appealable judgment in a proceeding in which an Indemnified Party named as a party, determines that a Claim was caused by or resulted from an Indemnified Party’s gross negligence or fraudulent act, this indemnity shall cease to apply to such Indemnified Party in respect of such Claim and such Indemnified Party shall reimburse any funds advanced by the Corporation to the Indemnified Party pursuant to this indemnity in respect of such Claim. The Corporation agrees to waive any right the Corporation might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

If any Claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Corporation, the Indemnified Party will give the Corporation prompt written notice of any such Claim of which the Indemnified Party has knowledge and the Corporation will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Corporation of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Corporation of substantive rights or defenses.

No admission of liability and no settlement, compromise or termination of any Claim, or investigation shall be made without the Corporation’s consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld or delayed. Notwithstanding that the Corporation will undertake the investigation and defense of any Claim, the Indemnified Parties will have the right to employ one separate counsel in each applicable jurisdiction with respect to such Claim and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Parties unless:

(a)	employment of such counsel has been authorized in writing by the Corporation;

(b)	the Corporation has not assumed the defense of the action within a reasonable period of time after receiving notice of the claim;

(c)	the named parties to any such claim include both the Corporation and any of the Indemnified Parties, and the Indemnified Parties shall have been advised by counsel to the Indemnified Parties that there may be a conflict of interest between the Corporation and any Indemnified Party; or

(d)	there are one or more defenses available to the Indemnified Parties which are different from or in addition to those available to the Corporation,

in which case such fees and expenses of such counsel to the Indemnified Parties will be for the Corporation’s account. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights the Indemnified Parties may have at common law or otherwise.

If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or insufficient to hold them harmless, the Corporation will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation or the Corporation’s shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Corporation will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.

The Corporation hereby constitutes Canaccord Genuity as trustee for each of the other Indemnified Parties of the Corporation’s covenants under this indemnity with respect to such persons and Canaccord Genuity agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The Corporation agrees that, in any event, no Indemnified Party shall have any liability (either direct or indirect, in contract or tort or otherwise) to the Corporation or any person asserting claims on the Corporation’s behalf or in right for or in connection with the performance of professional services rendered to the Corporation by the Indemnified Parties hereunder or otherwise in connection with the matters referred to in this Agreement, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Corporation are determined by a court of competent jurisdiction in a final judgment (in a proceeding in which the Indemnified Party is named as a party) that has become non-appealable to have resulted from the gross negligence or fraudulent act of such Indemnified Party.

The Corporation agrees to reimburse the Indemnified Parties monthly for the time spent by the Indemnified Parties’ personnel in connection with any Claim at their normal per diem rates. The Corporation also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of, the Corporation or the Corporation and the Indemnified Parties and personnel of the Indemnified Parties shall be required to testify, participate or respond in respect of or in connection with the performance of professional services rendered to the Corporation by the Indemnified Parties hereunder or otherwise in connection with the matters referred to in this Agreement, the Indemnified Parties shall have the right to employ its own counsel in connection therewith and the Corporation will reimburse the Indemnified Parties monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursements of Canaccord Genuity’s counsel.

14.	Contribution.

In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in section 13 would otherwise be available in accordance with its terms but is, for any reason, unavailable to or unenforceable by the Underwriters or enforceable otherwise than in accordance with its terms or insufficient to hold any Indemnified Party harmless, the Corporation shall contribute to all claims suffered or incurred by any Indemnified Party in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and any Indemnified Party on the other hand from the issue and sale of the Special Warrants but also the relative fault of the Corporation or any Indemnified Party as well as any relevant equitable considerations. The Corporation shall in any event be liable to contribute to the amount paid or payable by an Indemnified Party as a result of a claim under section 13, any amounts in excess of the Commission or any portion of such Commission actually received by the Indemnified Party. The Underwriters shall not in any event be liable to contribute, in the aggregate, any amounts in excess of the Commission or any portion of such Commission actually received. However, no party who has engaged in any fraud, fraudulent misrepresentation, wilful misconduct or negligence shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation, wilful misconduct or negligence.

The rights to contribution provided in this section 14 shall be in addition to and not in derogation of any other right to contribution which the Underwriters may have by statute or otherwise at law.

If the Corporation may be held to be entitled to contribution from the Underwriters under the provisions of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of:

(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Underwriters are responsible, as determined in this section 14, and

(b)	the amount of the aggregate Commission actually received by the Underwriters from the Corporation under this Agreement.

With respect to any Indemnified Party who is not a party to this Agreement, it is the intention of the Corporation to constitute the Underwriters as trustees for such Indemnified Party of the rights and benefits of this section 14 and the Underwriters agree to accept such trust and to hold the rights and benefits of this section 14 in trust for an on behalf of such Indemnified Party.

For greater certainty, in the event of unenforceability or unavailability of the indemnity provided for in section 13, the Corporation shall not have any obligation to contribute pursuant to this section 14 except to the extent the indemnity given by it in section 13 would have been applicable to such Claim in accordance with its terms, has such indemnity been found to be enforceable and available to the Indemnified Parties.

15.	Expenses.

The Corporation shall pay all expenses and fees in connection with the Offering contemplated by this Agreement, including, without limitation, all expenses of or incidental to the creation, issue, sale or distribution of the Special Warrants and the Qualified Securities and all expenses of or incidental to all other matters in connection with the transaction set out in this Agreement, including, without limitation, the fees and expenses payable in connection with the distribution of the Special Warrants and the Qualified Securities, the fees and expenses of the Corporation’s counsel and of local counsel to the Corporation, the reasonable fees and expenses of the auditors and the transfer agent for the Common Shares, all costs incurred in connection with the preparation and printing of the Offering Documents and certificates representing the Special Warrants and the Qualified Securities, all costs incurred related to road shows and marketing activities, filing fees and all reasonable expenses and fees incurred by the Underwriters and the reasonable fees and disbursements of the Underwriters’ counsel (up to a maximum of $125,000 in respect of such legal fees, exclusive of United Kingdom counsel fees, applicable taxes and disbursements), whether or not the Offering is completed.

16.	Advertisements.

The Corporation acknowledges that the Underwriters shall have the right, subject always to this Agreement and Schedule “A”, at their own expense, subject to the prior consent of the Corporation, such consent not to be unreasonably withheld or delayed, to place such advertisement or advertisements relating to the sale of the Special Warrants contemplated herein as the Underwriters may consider desirable or appropriate and as may be permitted by applicable law. The Corporation and the Underwriters each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration or other similar requirements under applicable securities legislation in any of the provinces of Canada or any other jurisdiction in which the Special Warrants shall be offered and sold being unavailable in respect of the sale of the Special Warrants to prospective purchasers.

17.	Underwriters’ Obligations.

The Underwriters’ obligations under this Agreement shall be several and not joint, and the Underwriters’ respective obligations and rights and benefits hereunder shall be as to the following percentages:

Canaccord Genuity Corp.	80%
Desjardins Securities Inc.	10%
Union Securities Ltd.	10%

If any Underwriter shall not complete the purchase and sale of its applicable percentage of the aggregate amount of the Special Warrants at the Closing Time for any reason whatsoever, any other Underwriter shall have the right, but shall not be obligated, to purchase the Special Warrant which would otherwise have been purchased by the Underwriter which fails to purchase. If, with respect to the Special Warrants, the non-defaulting Underwriter elects not to exercise such rights to assume the entire obligations of the defaulting Underwriter, then the Corporation shall have the right to terminate its obligations hereunder without liability except in respect of its indemnity, contribution and expense obligations in respect of the non-defaulting Underwriter. Nothing in this section 17 shall oblige the Corporation to sell to the Underwriters less than all of the Special Warrants or shall relieve an Underwriter in default hereunder from liability to the Corporation.

18.	Underwriters’ Authority.

The Corporation shall be entitled to and shall act on any notice, request, direction and other communication given or agreement entered into by or on behalf of the Underwriters by Canaccord Genuity who shall represent the Underwriters and have authority to bind the Underwriters hereunder, except for any matters pursuant to sections 10,11,13,14 or 17.

19.	Notices.

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)     If to the Corporation, to:

Amaya Gaming Group Inc.

7600 TransCanada Hwy

Pointe-Claire, QC H9R 1C8

Attention: David Baazov

Fax: (514) 744-5114

with a copy (for information purposes only and not constituting notice) to:

McCarthy Tétrault LLP

Le Complexe St-Amable

1150, rue de Claire-Fontaine, 7e étage

Québec QC G1R 5G4

Attention: Philippe Leclerc

Fax: (418) 521-3099

(b)     If to the Underwriters, to:

Canaccord Genuity Corp.

Brookfield Place

161 Bay Street, Suite 3000

Toronto, Ontario M5J 2S1

Attention: Neil Johnson

Fax: (416) 869-3876

Desjardins Securities Inc.

1170 Peel Street, Suite 300

Montréal, Québec H3B 0A9

Attention: Francois Carrier

Fax: (514) 842-7975

Union Securities Ltd.

151 Yonge Street, Suite 1300

Toronto, Ontario M5C 2W7

Attention: Jovan Stupar

Fax: (416) 777-0619

With a copy (for information purposes only and not constituting notice) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention: Andrea FitzGerald

Fax: (416) 640-3194

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or one hour after being faxed and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or fax number.

20.	Time of the Essence.

Time shall, in all respects, be of the essence hereof.

21.	Canadian Dollars.

All references herein to dollar amounts are to lawful money of Canada.

22.	Headings.

The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

23.	Singular and Plural, etc.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

24.	Entire Agreement.

This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including, without limitation, the letter agreement dated December 15, 2011 between the Corporation and Canaccord Genuity, on behalf of the Underwriters. This Agreement may be amended or modified in any respect by written instrument only.

25.	Severability.

If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

26.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein. Each of the Corporation and the Underwriters irrevocably agrees that the courts of the Province of Québec shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and the transactions contemplated hereby (“Proceedings”) and, for these purposes, each of them irrevocably submits to the jurisdiction of the Québec courts and waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any Québec court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

27.	Successors and Assigns.

The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Corporation and the Underwriters and their respective successors and permitted assigns.

28.	Further Assurances.

Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

29.	Effective Date.

This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

30.	Counterparts and Electronic Transmission.

This Agreement may be executed in any number of counterparts and by facsimile or portable document format, which taken together shall form one and the same agreement and acceptance by the Corporation and the Underwriters of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Underwriters in accordance with the terms of this Agreement.

31.	Conflict.

The Corporation acknowledges that the Underwriters and their affiliates carry on a range of businesses, including providing stockbroking, investment advisory, research, investment management and custodial services to clients and trading in financial products as agent or principal. It is possible that the Underwriters and other entities in their respective groups that carry on those businesses may hold long or short positions in securities of companies or other entities, which are or may be involved in the transactions contemplated in this Agreement and effect transactions in those securities for their own account or for the account of their respective clients. The Corporation agrees that these divisions and entities may hold such positions and effect such transactions without regard to the Corporation’s interests under this Agreement.

32.	Fiduciary.

The Corporation hereby acknowledges that the Underwriters are acting solely as underwriters in connection with the purchase and sale of the Special Warrants. The Corporation further acknowledges that the Underwriters are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Underwriters act or be responsible as a fiduciary to the Corporation, its management, shareholders or creditors or any other person in connection with any activity that the Underwriters may undertake or have undertaken in furtherance of such purchase and sale of the Corporation’s securities, either before or after the date hereof. The Underwriters hereby expressly disclaim any fiduciary or similar obligations to the Corporation, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Corporation hereby confirms its understanding and agreement to that effect. The Corporation and the Underwriters agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Underwriters to the Corporation regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Corporation’s securities, do not constitute advice or recommendations to the Corporation. The Corporation and the Underwriters agree that the Underwriters are acting as principal and not the agent or fiduciary of the Corporation and no Underwriter has assumed, and no Underwriter will assume, any advisory responsibility in favour of the Corporation with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Underwriter has advised or is currently advising the Corporation on other matters).

33.	Language.

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente convention ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

If the Corporation is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Underwriters.

Yours very truly,

CANACCORD GENUITY CORP.

Per:
Authorized Signing Officer

DESJARDINS SECURITIES INC.

Per:
Authorized Signing Officer

UNION SECURITIES LTD.

Per:
Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth as of the date provided at the top of the first page of this Agreement.

AMAYA GAMING GROUP INC.

Per:
Authorized Signing Officer

SCHEDULE “A”

UNITED STATES SECURITIES LAWS

This is Schedule “A” to the Underwriting Agreement dated January 17, 2012 among Amaya Gaming Group Inc., Canaccord Genuity Corp., Desjardins Securities Inc. and Union Securities Ltd.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement and the following terms shall have the meanings indicated:

1.	“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a) of Regulation D;

2.	“Directed Selling Efforts” means “directed selling efforts” as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Special Warrants or the Underlying Securities and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of such securities;

3.	“Exchange Act” means the United States Exchange Act of 1934, as amended;

4.	“Foreign Issuer” shall have the meaning ascribed thereto in Regulation S;

5.	“General Solicitation or General Advertising” means “general solicitation or general advertising”, as used under Rule 502(c) under the U.S. Securities Act, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television, or telecommunications, including electronic display or the Internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

6.	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

7.	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act; and

8.	“SEC” means the United States Securities and Exchange Commission;

9.	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S.

Representations, Warranties and Covenants of the Underwriters

Each Underwriter and each U.S. Affiliate acknowledges that the Special Warrants and the Underlying Securities have not been and will not be registered under the U.S. Securities Act or applicable state securities laws and the Special Warrants may be offered and sold only in transactions exempt from or not subject to: (i) the registration requirements of the U.S. Securities Act and applicable state securities laws and (ii) the broker-dealer requirements of the Exchange Act and state securities laws (the “U.S. broker-dealer requirements”). Accordingly, each Underwriter represents, warrants and covenants to the Corporation that:

1.	It has not offered and sold, and will not offer and sell, any Special Warrants except (a) in an “offshore transaction”, as such term is defined in Regulation S, to non-U.S. Persons in accordance with Rule 903 of Regulation S, or (b) in the case of Special Warrants, in the United States and to, or for the account or benefit of, U.S. Persons as provided in paragraphs 2 through 12 below. Accordingly, none of the Underwriter, its affiliates, nor any persons acting on its or their behalf, has made or will make (except as permitted in paragraphs 2 through 12 below) (i) any offer to sell or any solicitation of an offer to buy, any Special Warrants to any person in the United States or to a U.S. Person, (ii) any sale of Special Warrants to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, or such Underwriter, affiliate or person acting on behalf of such purchaser reasonably believed that such purchaser was outside the United States and not a U.S. Person, or (iii) any Directed Selling Efforts.

2.	It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Special Warrants, except with its U.S. Affiliate with respect to the Special Warrants, any soliciting dealer group members (as described in the Underwriting Agreement) or with the prior written consent of the Corporation. It shall require each soliciting dealer group member to agree, for the benefit of the Corporation, to comply with, and shall use its commercial best efforts to ensure that each soliciting dealer group member complies with, the same provisions of this Schedule “A” as apply to such Underwriter as if such provisions applied to such soliciting dealer group member.

3.	All offers and sales of Special Warrants in the United States or to, or for the account or benefit of, U.S. Persons shall be made only to Accredited Investors through the U.S. Affiliates in compliance with all applicable United States federal and state broker-dealer requirements and in the manner contemplated in this Schedule “A”.

4.	Offers and sales of Special Warrants in the United States or to, or for the account or benefit of, U.S. Persons shall not be made (i) by any form of General Solicitation or General Advertising, or (ii) in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5.	Any offer, sale or solicitation of an offer to buy Special Warrants that has been made or will be made in the United States and to, or for the account or benefit of, U.S. Persons was or will be made only to Accredited Investors in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6.	Immediately prior to soliciting any offeree, the Underwriter, the U.S. Affiliate, their affiliates and any person acting on its or their behalf had or will have reasonable grounds to believe and did or will believe that each such offeree, and any person on behalf of whom such offeree is acquiring the Special Warrants, is an Accredited Investor, and at the time of completion of each sale to any such offerees, the Underwriter, the U.S. Affiliate, their affiliates, and any person acting on its or their behalf had or will have reasonable grounds to believe and did or will believe, that each purchaser purchasing Special Warrants and any person on behalf of whom such purchaser is acquiring Special Warrants is an Accredited Investor.

7.	The Underwriter acting through its U.S. Affiliate, may offer the Special Warrants in the United States and to, or for the account or benefit of, U.S. Persons only to offerees with respect to which the Underwriter has a pre-existing relationship such that the Underwriter and its U.S. Affiliate are in a position to determine that the offeree, or beneficial purchaser, if any, for whom the offeree is acting as trustee or Underwriter, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Special Warrants.

8.	Prior to the completion of any sale of Special Warrants in the United States, each United States Purchaser will be required to execute a Subscription Agreement in form satisfactory to the Corporation, the Underwriters and the Corporation’s United States counsel.

9.	It will inform, and cause its U.S. Affiliate to inform, all purchasers of the Special Warrants that are in the United States or U.S. Persons that the Special Warrants and Underlying Securities have not been and will not be registered under the U.S. Securities Act or applicable state securities laws and the Special Warrants are being sold to them without registration under the U.S. Securities Act in reliance on Section 4(2) of the U.S. Securities Act and Regulation D promulgated thereunder and in reliance upon similar exemptions under applicable state securities laws.

10.	At Closing, each Underwriter who has offered or sold any Special Warrants in the United States or to U.S. Persons together with its U.S. Affiliate will provide a certificate, substantially in the form of Appendix I to this Schedule A, relating to the manner of the offer and sale of the Special Warrants in the United States and to U.S. Persons.

11.	None of the Underwriters, their U.S. Affiliates, their respective affiliates or any person acting on their behalf (other than the Corporation, its affiliates and any person acting on their behalf, as to which no representation is made) has taken or will take, directly or indirectly, any action in violation of Regulation M under the Exchange Act, in connection with the offer and sale of the Special Warrants.

12.	Each Underwriter’s U.S. Affiliate is a broker-dealer duly registered as such with the SEC under the U.S. Exchange Act, registered in any applicable states pursuant to such states’ broker-dealer laws and is a member in good standing with the Financial Industry Regulatory Authority, Inc., in each case, on the date hereof and at the date of any offer or sale of Special Warrants in the United States.

13.	Each offeree had been or will be provided with a copy of the Subscription Agreement and no other written material had been or will be used in connection with the offer and sale of the Special Warrants in the United States or to U.S. Persons.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees that:

1.	The Corporation is a Foreign Issuer and reasonably believes that there is no Substantial U.S. Market Interest in the Special Warrants or Underlying Securities.

2.	The Corporation is not, and as a result of the sale of the Special Warrants contemplated hereby will not be, an “investment company” registered or required to be registered under the United States Investment Company Act of 1940, as amended.

3.	Except with respect to offers and sales to Accredited Investors within the United States or to U.S. Persons in reliance upon an exemption from registration under the U.S. Securities Act as set forth herein, none of the Corporation, its affiliates, or any person acting on its or their behalf (other than the Underwriters or any person acting on their behalf, as to which no representation is made), has made or will make (A) any offer to sell, or any solicitation of an offer to buy, any Special Warrants to any person in the United States or to a U.S. Person, or (B) any sale of such securities unless, at the time the buy order was or will have been originated, the purchaser is not a U.S. Person and is (i) outside the United States or, (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States.

4.	During the period in which the Special Warrants are offered for sale, none of it, its affiliates, or any person acting on its or their behalf has made or will make any Directed Selling Efforts, or has taken or will take any action that would cause the exemption afforded by Rule 506 of Regulation D or Regulation S to be unavailable for offers and sales of the Special Warrants, pursuant to this Agreement.

5.	None of the Corporation, any of its affiliates or any person acting on its or their behalf have engaged or will engage in any form of General Solicitation or General Advertising with respect to offers or sales of the Special Warrants in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

6.	The Corporation has not, for a period of six months prior to the commencement of the Offering hereof sold, offered for sale or solicited any offer to buy any of its securities, and will not do so for a period of six months following the completion of the Offering, in the United States in a manner that would be “integrated” with the Offering and that would cause the exemption afforded by Section 4(2) of the U.S. Securities Act and Rule 506 of Regulation D or the exclusion from registration provided by Regulation S to be unavailable for offers and sales of the Special Warrants, except for securities offered and sold outside the United States pursuant to and in accordance with Regulation S.

7.	During the period in which the Special Warrants are offered for sale, none of the Corporation, its affiliates, or any person acting on its or their behalf (other than the Underwriters, their affiliates and any person acting on their behalf, as to which no representation is made) has taken or will take, directly or indirectly, any action that would constitute a violation of Regulation M under the Exchange Act.

8.	The Corporation shall cause a Form D to be filed with the SEC within 15 days of the first sale of Special Warrants to a person in the United States or to a U.S. Person and shall make such other filings as shall be required by applicable state securities laws to secure exemption from registration under such securities laws for the sale of the Special Warrants in such states.

9.	Neither the Corporation nor any of the predecessors or affiliates thereof has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D concerning the filing of notice of sales on Form D.

APPENDIX I TO SCHEDULE “A”

UNDERWRITERS’ CERTIFICATE

In connection with the private placement in the United States and to U.S. Persons of Special Warrants (the “Special Warrants”) of Amaya Gaming Group Inc. (the “Corporation”) pursuant to the Underwriting Agreement dated January 17, 2012, among the Corporation, and the Underwriters named therein (the “Underwriting Agreement”), the undersigned does hereby certify as follows:

(a)	each U.S. Affiliate of the undersigned Underwriter who offered Special Warrants in the United States or to U.S. Persons is a duly registered broker or dealer with the SEC and under the securities laws of each state in which such offers and subsequent sales by the Corporation were made (unless exempted from the respective state’s broker-dealer registration requirements) and is a member of and is in good standing with the Financial Industry Regulatory Authority, Inc. on the date hereof and on the dates of such offers and sales;

(b)	all offers and sales of Special Warrants in the United States and to U.S. Persons have been effected in accordance with all applicable United States federal and state broker-dealer requirements;

(c)	immediately prior to contacting any offeree in the United States or who was or is a U.S. Person, we had reasonable grounds to believe and did believe that each offeree was an “Accredited Investor” and, on the date hereof, we continue to believe that each such person purchasing Special Warrants from us is an Accredited Investor;

(d)	no form of General Solicitation or General Advertising was used by us in connection with the offer or sale of the Special Warrants in the United States or to U.S. Persons;

(e)	none of us has taken any action that would constitute a violation of Regulation M under the U.S. Exchange Act;

(f)	each offeree was provided, prior to the time of such offeree’s purchase of any Special Warrants, with a copy of the Subscription Agreement and none of us has used or will use any written material other than the Subscription Agreement;

(g)	the offering of the Special Warrants in the United States and to U.S. Persons has been conducted by us through our U.S. Affiliates in accordance with the terms of the Underwriting Agreement, including Schedule “A” thereto; and

(h)	prior to any sale of Special Warrants in the United States or to a U.S. Person, we obtained properly completed and executed Subscription Agreements from all Purchasers.

Terms used in this certificate have the meanings given to them in the Underwriting Agreement, including Schedule “A” thereto, unless otherwise defined herein.

Dated this                 day of         , 2012.

UNDERWRITER		U.S. AFFILIATE

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE “B”

INTELLECTUAL PROPERTY RIGHTS

This is Schedule “B” to the Underwriting Agreement dated January 17, 2012 among Amaya Gaming Group Inc., Canaccord Genuity Corp., Desjardins Securities Inc. and Union Securities Ltd.

The Corporation’s active IP portfolio consists of 23 issued patents or designs and 2 pending patent or design applications as well as 16 active trademarks and 7 pending trademark applications, as summarized in the table below.

Application/Patent # and Country	Description	Status	Expiration
Utility Patents

61/560,871 USA	System and Methond for Performing the Purchase of a Lottery Ticket using a Mobile Phone	Pending

CA 2667203 Canada	Currency Enabled Gaming System and Method	Pending

2,559,995 CAN	Selectable Reel Spins	Granted	Filing date 10/4/06

Design Patents/Industrial Designs/Community Designs

116670 Canada	Poker Table Design - Round 5 Seat Table	Registered	16/11/2017

D567880 US	Poker Table Design - Round 5 Seat Table	Issued	29/04/2022

116669 Canada	Poker Table Design - Round 6 Seat Table	Registered	16/11/2017

D561266 US	Poker Table Design - Round 6 Seat Table	Issued	13/07/2020

116671 Canada	Poker Table Design - Oval 6 Seat Table, Oval Base	Registered	16/11/2017

D561841 US	Poker Table Design - Oval 6 Seat Table, Oval Base	Issued	13/07/2020

116672 Canada	Poker Table Design - Oval 8 Seat Table	Registered	16/11/2017

D568412 US	Poker Table Design - Oval 8 Seat Table	Issued	06/05/2022

116673 Canada	Poker Table Design - Oval 10 Seat Table	Registered	16/11/2017

000657580-0001 Europe	Poker Table Design - Oval 10 Seat Table	Registered and fully published	15/01/2012

Application/Patent # and Country	Description	Status	Expiration
D568943 US	Poker Table Design - Oval 10 Seat Table	Issued	13/05/2022

116674 Canada	Poker Table Design - Oval 6 Seat Table with Bill Acceptors	Registered	16/11/2017

000657580-0002 Europe	Poker Table Design - Oval 6 Seat Table with Bill Acceptors	Registered and fully published	15/01/2012

D561267 US	Poker Table Design - Oval 6 Seat Table with Bill Acceptors	Issued	13/07/2020

118585 Canada	Poker Table Design - Oval 6 Seat Table, Rectangular Base	Registered	16/11/2017

D568413 US	Poker Table Design - Oval 6 Seat Table, Rectangular Base	Issued	06/05/2022

121364 Canada	Poker Table Design - Oval 8 Seat Table with Bill Acceptor	Registered	17/03/2018

000657580-0003 Europe	Poker Table Design - Oval 8 Seat Table with Bill Acceptor	Registered and fully published	15/01/2012

000657580-0004 Europe	Poker Table Design – Oval 10 Seat	Registered and fully published	15/01/2012

000657580-0005 Europe	Poker Table Design - Oval 8 Seat Table with Bill Acceptors	Registered and fully published	15/01/2012

000657580-0006 Europe	Poker Table Design - Oval 8 Seat Table with Bill Acceptors & Card Reader	Registered and fully published	15/01/2012

D572768 US	Poker Table Design - Oval 8 Seat Table with Bill Acceptor	Issued	08/07/2022

Trade-marks

1,298,717 Canada	PokerMate Play to Perfection! & Logo Design Trademark	Issued

76/663,104 US	PokerMate Play to Perfection! & Logo Design Trademark	Registered

1,319,705 Canada	PokerStation Play Wherever, Whenever! & Logo Design Trademark	Issued

76/669,407 US	PokerStation Logo Design Trademark	Pending

85/282,245 US	Mosino	Pending

1,502,376 Canada	Mosino	Pending

Application/Patent # and Country	Description	Status	Expiration
85/415,894 US	Insync	Pending

10246155 EU	Insync	Pending

1517939 Canada	Insync	Pending

1548580 Canada	Amaya	Pending

9152901 EU	Agent Max Cash	Issued	Renewal Date 06/04/20

9252784 EU	Bars & Bells	Issued	Renewal Date 07/16/20

1,323,898 Canada	Chartwell	Registered

1,338,183 Canada	Cash Inferno	Registered

1,323,975 Canada	Cyberbanx	Registered

1,323,973 Canada	Cyberboss	Registered

1,324,110 Canada	Cybereye	Registered

005855499 EU	Cash Inferno	Issued

CTM 005855481 EU	Chartwell	Issued

9165846 EU	Draco’s Fire	Issued	Renewal Date 06/10/20

9020504 EU	Jackpotopolis	Issued	Renewal Date 04/12/20

9252751 EU	Sinful Spins	Issued	Renewal Date 07/16/20

9252791 EU	Streakbreaker	Issued	Renewal Date 11/30/20

SCHEDULE “C”

CONVERTIBLE SECURITIES

This is Schedule “C” to the Underwriting Agreement dated January 17, 2012 among Amaya Gaming Group Inc., Canaccord Genuity Corp., Desjardins Securities Inc. and Union Securities Ltd.

WARRANTS

Number	Exercise Price	Expiry Date
236,744	$1.00	July 21, 2012
100,000	$1.00	July 21, 2012
169,260	$1.00	July 21, 2011
204,000	$3.00	December 6, 2012
198,000	$3.10	June 15, 2013

STOCK OPTIONS

Number of shares authorized to be issued under the plan	Number of shares to be issued under issued and outstanding options
4,500,000	3,417,000

COMPENSATION OPTIONS

Number	Exercise Price	Expiry Date
169,260	$1.00	July 21, 2012
204,000	$3.00	December 7, 2013
198,000	$3.10	June 15, 2013

On April 29, 2010, Amaya entered into a subordinated debt agreement with Capital Régional et Coopératif Desjardins (“Desjardins”) in the amount of $3,000,000 (the “Loan Agreement”) which will be disbursed in two tranches of $1,500,000, each subject to the satisfaction of the conditions set forth in the Loan Agreement. The subordinated debt is repayable in equal monthly instalments over a five year period. The loan bears interest at the annual rate of 14% plus an additional interest representing 1% of yearly gross sales of Amaya for the first $25,000,000 of sales and an additional 0.20% for sales over $25,000,000. The subordinated debt is convertible into voting and participating shares of Amaya on an event of default by Amaya at the discretion of Desjardins on the terms set forth in the Loan Agreement. As amended on June 22, 2010, in the event Desjardins exercises the conversion privilege as a result of an event of default, the conversion is based on the greater of (i) the book value of the common shares of Amaya on the basis of the most recent audited consolidated financial statements or, at Desjardins’s sole discretion, the most recent unaudited consolidated quarterly financial statements of Amaya, provided that such book value shall not be less than one cent per common share, and (ii) the minimum price authorized by the applicable policies of the TSX Venture Exchange. The first tranche was disbursed on April 30, 2010 and the second tranche will be disbursed once certain conditions of the Loan Agreement have been met.

Under the terms of the subordinated debt agreement with the lender, the Corporation is required amongst other conditions, to maintain at all times certain ratios. As at September 30, 2011, the Corporation was in breach of the Fixed Charge Coverage ratio and received a waiver from the lender that breach of the ratio will not result in default.

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